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                                                                    EXHIBIT 10.2

                               PURCHASE AGREEMENT

        This Purchase Agreement (together with all exhibits and schedules hereto and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the "Agreement") is made and entered into as of this 29th day of November, 2002, by and among First Reserve Fund IX, L.P., a Delaware limited partnership (and, except as otherwise provided herein, any permitted assignee to whom Buyer's rights and obligations are transferred pursuant to Section 8.12, "Buyer"), Tokheim Corporation, an Indiana corporation ("Parent"), Sunbelt Hose & Petroleum Equipment, Inc., a Georgia corporation ("Sunbelt"), Tokheim RPS, LLC, a Delaware limited liability company ("RPS"), Tokheim Investment Corp., a Texas corporation ("TIC"), Gasboy International, Inc., a Pennsylvania corporation ("Gasboy"), Tokheim Services, LLC, an Indiana limited liability company ("Services") and Tokheim and Gasboy of Canada Ltd., a corporation organized under the laws of Ontario ("TG Canada") (Parent, Sunbelt, RPS, TIC, Gasboy, Services and TG Canada being collectively referred to as "Sellers").

                                    RECITALS

        WHEREAS, Sellers are engaged in the business of manufacturing and servicing electronic and mechanical petroleum dispensing systems in the United States and Canada (the "Business");

        WHEREAS, Sellers, except for TG Canada, filed voluntary petitions (the "Petitions") for reorganization relief pursuant to Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101-1330 (as amended, the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") (the "Bankruptcy Cases") on November 21, 2002 (the "Petition Date"); and

        WHEREAS, Buyer desires to acquire certain of the assets, properties, rights, and claims relating to the Business (including the MSI line of business ("MSI"), the Gasboy Assets and Tokheim Assets), together with certain obligations and liabilities relating thereto, in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code (the "Contemplated Transactions"); provided, however, that the Contemplated Transactions shall in all events exclude the sale or acquisition of (a) the Equity Securities and assets of all direct and indirect subsidiaries of Parent (other than Sellers), including those listed on
Schedule 1.1 (such Equity Securities and assets are hereinafter referred to as the "Excluded Subsidiaries"), (b) the Equity Securities of Sellers, (c) the Excluded Assets and (d) the Excluded Liabilities.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                          PURCHASE AND SALE OF BUSINESS

        Section1.1       Acquired Assets. On the terms and subject to the
conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Buyer, and Buyer shall purchase and accept from Sellers, (i) all of Sellers' rights, title and interests in and to
(x) all of the assets, properties, rights and claims of TG Canada relating primarily to the Gasboy line of business, and (y) all of the assets, properties, rights and claims of Gasboy, in each case excluding the Excluded Assets and the Excluded Subsidiaries ((x) and (y) being collectively referred to herein as the "Gasboy Assets") and (ii) all of

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Sellers' rights, title and interests in and to the Business, including all the assets, properties, rights, and claims of Sellers related to the Business including MSI (other than the Excluded Assets, the Excluded Subsidiaries and the Gasboy Assets), as the same shall exist at the Closing (such rights, title and interests in and to all such assets, properties, rights and claims described in this clause (ii) being collectively referred to herein as the "Tokheim Assets" and, together with the Gasboy Assets, the "Acquired Assets"). The sale and purchase of the Acquired Assets shall be free and clear of all Encumbrances (to the extent applicable as provided in the Sale Order), in each case other than Permitted Encumbrances and Assumed Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the terms Acquired Assets, Assumed Liabilities, Excluded Assets and Excluded Liabilities do not refer to the Excluded Subsidiaries. The Acquired Assets shall include, but not be limited to, all of Sellers' rights, title and interests in and to the assets, properties, rights and claims described in the following clauses (a) through (m) below (except as expressly excluded under Section 1.2 below):

               (a) All of those items of equipment, machinery, vehicles, tooling, dies, accessories, furniture and other tangible personal property owned by Sellers listed or referred to on Schedule 1.1(a) (which Schedule may include items that are subject to capitalized leases) and any other tangible personal property acquired by Sellers in the ordinary course of business consistent with past practice after the date hereof but prior to the Closing in connection with the Business (collectively, the "Personal Property"). As used in this Agreement, the Personal Property shall not include the fixtures located on real property not included in Real Property or Inventory.

               (b) All supplies, goods, materials, work in process, inventory and stock in trade owned by Sellers for use or sale in the ordinary course of the Business (collectively, the "Inventory").

               (c) The owned real property described on Schedule 1.1(c) (together with the real property subject to the Real Property Leases, the "Real Property").

               (d) Any improvements located on the owned Real Property but excluding improvements provided by space tenants to the extent provided in the relevant space tenant lease.

               (e) Sellers' rights, title and interests (i) as lessee under those real property leases described on Schedule 1.1(e)(i) (collectively, the "Real Property Leases"), (ii) as lessee under those equipment, personal property and intangible property leases, rental agreements, licenses and similar Contracts described on Schedule 1.1(e)(ii) (collectively, the "Other Leases"), and (iii) as party to those other Contracts (including IP License-In Agreements and IP License-Out Agreements), orders, purchase orders or licenses described on
Schedule 1.1(e)(iii) (collectively, the "Other Contracts" and together with the Other Leases and the Real Property Leases, the "Assumed Contracts"; provided, that the term "Assumed Contracts" shall include all Contracts of the type set forth in clause (i), (ii) or (iii) above that relate exclusively to the Business and are entered into in the ordinary course of business consistent with past practice, including those consented to by Buyer, after the date hereof and on or prior to Closing in accordance with this Agreement (which Contracts shall be added to the appropriate schedule by Sellers); provided, however, that the term "Assumed Contracts" shall not include capitalized leases, notes, indentures or other similar debt instruments, guarantees or evidences of indebtedness for borrowed money). At any time at least fifteen (15) Business Days prior to the date scheduled by the Bankruptcy Court for the Sale Hearing, Buyer in its sole discretion by written notice to Seller may (i) include any additional Contract to which any Seller is a party and that constitutes an "executory contract" as such term is used in Section 365 of the Bankruptcy Code ("Executory Contract") to Schedule 1.1(e)(i), Schedule 1.1(e)(ii) or Schedule 1.1(e)(iii) and (ii) exclude any Executory Contract (other than Contracts of TG Canada) from Schedule 1.1(e)(i), Schedule 1.1(e)(ii) or Schedule 1.1(e)(iii). Any Executory Contract so included pursuant to clause (i) of the preceding sentence shall be deemed an "Assumed Contract" hereunder for all purposes and any Executory Contract so excluded pursuant to clause (ii) of the

                                        2

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preceding sentence shall no longer be deemed an "Assumed Contract" hereunder.
Sellers shall designate those Contracts that are Executory Contracts and in addition, upon Buyer's reasonable request, in accordance with the Bidding Procedures Order, Sellers shall provide additional detailed information as to the obligations under any Executory Contract sufficient for Buyer to make an informed assessment whether to include or exclude such Executory Contract from the Assumed Contracts.

               (f) All insurance proceeds, claims and causes of action with respect to or arising in connection with (i) any Assumed Contract or (ii) any damage to any Acquired Asset occurring prior to the Closing Date, to the extent not expended for the repair or restoration of the Acquired Asset.

               (g) All accounts receivable arising out of the operation of the Business (except for receivables relating exclusively to Contracts that are not Assumed Contracts) and, subject to being an Excluded Asset, all causes of action relating or pertaining to such accounts receivable (collectively, the "Receivables") and all notes receivable and trade accounts arising out of the Business and, subject to being an Excluded Asset, all causes of action relating or pertaining to such notes receivable and trade accounts.

               (h) All Permits set forth on Schedule 1.1(h).

               (i) All rights, claims or causes of action against third parties relating to the Acquired Assets under all warranties, representations and guarantees related to the Acquired Business made by suppliers, manufacturers and contractors (except for such rights, claims or causes of action that relate solely to the Excluded Liabilities described in Section 1.4(c)).

               (j) All credits, claims for refunds, prepaid expenses, prepaid rent, deferred charges, advance payments, security or other deposits, including recoverable deposits, and prepaid items (and, in each case, security interests relating thereto) arising from or in connection with, or related to, the Acquired Assets, each as described on Schedule 1.1(j).

               (k) All books, records, files, invoices, product specifications, advertising materials, cost and pricing information, supplier lists, business plans, catalogs, customer literature, quality control records and manuals, customer lists, order lists and credit records of customers (including all data and other information stored on discs, tapes and other media) and like items pertaining to the Acquired Business (excluding Sellers' accounting systems and software (to the extent not part of operational assets), corporate books and records relating to their respective organization and existence), provided that Sellers may retain copies of (i) all books and records included in the Acquired Assets to the extent necessary or useful for the administration of the Bankruptcy Cases or any other action to which it is a party, the filing of any Tax Return or compliance with any Applicable Laws and (ii) all personnel files.

               (l) Any interest in and to any refund of Taxes relating to the Acquired Business to the extent such Taxes are for, or applicable to, any taxable period (or portion thereof) beginning after the Closing Date and any transfer Taxes or other Taxes which are the responsibility of Buyer under this Agreement.

               (m) The Intangible Property owned or held by Gasboy and the Intangible Property owned or held by TG Canada which relates primarily to the Gasboy line of business, and the Intangible Property owned or held by Sellers which relates exclusively to MSI, in each case including without limitation (i) the registered and common law trademarks and trade names, service marks and service names, and registrations and applications for registration thereof, and foreign counterparts thereof, Internet domain names and associated content, logos, designs, slogans, trade dress and general intangibles of like nature, together with the goodwill associated therewith, as set forth on Schedule 1.1(m)(i), (ii) the

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patents, patent applications and foreign counterparts thereof, as set forth on
Schedule 1.1(m)(ii), (iii) the copyrights, copyright applications and copyright registrations and foreign counterparts thereof, as set forth on Schedule 1.1(m)(iii) and (iv) the inventions, customer lists, discoveries, trade secrets, improvements, formulae, practices, processes, methods, technology, know-how and similar proprietary rights and related licenses and other agreements set forth on Schedule 1.1(m)(iv) (collectively, the "Gasboy/MSI Intangible Property").

        Section 1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any of Sellers' rights, title or interests in the following (collectively, the "Excluded Assets"):

               (a) Those items expressly excluded pursuant to the provisions of
Section 1.1 above, any Contract that is not an Assumed Contract and receivables relating exclusively to such Contract.

               (b) Equity Securities of Sellers or any direct or indirect subsidiary of Sellers, including the Excluded Subsidiaries.

               (c) All cash, cash equivalents and short term investments (including that certain deposit held in escrow pursuant to the Escrow Agreement, dated October 15, 2002, between Parent and Schlumberger Technologies, Inc. and the escrow related to the sale by Parent of the Dupont building, among others).

               (d) Any Inventory transferred or used, and any Receivables collected, by Sellers in the ordinary course of the Business prior to the Closing.

               (e) Any Contracts terminated or expired prior to the Closing in accordance with their terms or in the ordinary course of the Business.

               (f) All preference or avoidance claims and actions of Sellers, including, without limitation, any such claims and actions arising under Sections 544 through 553, inclusive, of the Bankruptcy Code.

               (g) Sellers' rights under this Agreement and all Consideration payable or deliverable to Sellers pursuant to the terms and provisions hereof.

               (h) All refundable deposits made with third parties after commencement of the Bankruptcy Cases.

               (i) Insurance proceeds, claims and causes of action with respect to or arising in connection with (i) any Contract which is not assigned to Buyer at the Closing, or (ii) any item of tangible or intangible property that is not an Acquired Asset.

               (j) Except as provided in Section 1.1(l), any interest in and to any refund of Taxes relating to (i) Sellers or (ii) the Business for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Date (the "Pre-Closing Tax Period"), including any interest in and to any refund of any Taxes not relating to the Acquired Business for any period.

               (k) Any property (including real, personal, tangible or intangible) listed on Schedule 1.2(k).

                                       4

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               (l) The following Intangible Property of Sellers: (i) the
registered and common law trademarks and trade names, service marks and service names, and registrations and applications for registration thereof, and foreign counterparts thereof, Internet domain names and associated content, logos, designs, slogans, trade dress and general intangibles of like nature, together with the goodwill associated therewith, as set forth on Schedule 1.2(l)(i), (ii) the patents, patent applications and foreign counterparts thereof, as set forth on Schedule 1.2(l)(ii), (iii) the copyrights, copyright applications and copyright registrations and foreign counterparts thereof, as set forth on
Schedule 1.2(l)(iii), and (iv) the inventions, discoveries, trade secrets, improvements, formulae, practices, processes, methods, technology, know-how and similar proprietary rights and related licenses and other agreements set forth on Schedule 1.2(l)(iv).

               (m) Intercompany notes receivable.

        Section 1.3 Assumed Liabilities. On the terms and subject to the conditions setforth in this Agreement, at the Closing Buyer shall assume and/or accept assignment from Sellers and thereafter pay, perform or discharge in accordance with their terms the following obligations of Sellers (the "Assumed Liabilities"), without duplication:

               (a) Any and all liabilities, obligations and commitments (collectively, "Liabilities") under the Assumed Contracts, in each case, to the extent that such Assumed Contracts are validly assigned to Buyer. The Assumed Liabilities shall include Cure Costs in excess of the Cure Cap.

               (b) Any and all Liabilities of TG Canada that are set forth on
Schedule 1.3(b) (other than the Excluded Liabilities).

        Section 1.4 Excluded Liabilities. Notwithstanding any provisions of this Agreement to the contrary, Buyer shall not assume, or in any way be liable or responsible for, any Liabilities of Sellers except for the Assumed Liabilities, whether direct or indirect, known or unknown, fixed or contingent or otherwise, liquidated, choate or inchoate, due or to become due (the "Excluded Liabilities"). In furtherance of the foregoing and not in limitation thereof, except for the Assumed Liabilities, in no event shall Buyer be liable for:

               (a) Any environmental Liabilities, claims or contingencies, including without limitation any indemnification obligations or other Liabilities, claims or contingencies of Sellers (including any Liabilities, claims or contingencies with respect to the property owned by Sellers in Chicago, Illinois) under any Environmental Law.

               (b) Any matters subject to litigation, arbitration, investigation or other proceedings (i) pending or threatened against any of the Sellers, regardless of when any such proceeding was commenced or the manner in which any Liabilities, claims or contingencies pertaining to any such proceeding are currently, or may be in the future, treated or classified in the Bankruptcy Cases or (ii) instituted against any of the Sellers after Closing to the extent based upon, or arising out of, any fact, condition, event or circumstance which occurs or is otherwise existing on or prior to the Closing Date.

               (c) Any product liability or claims for injury to person or property against any of the Sellers, regardless of when made or asserted, relating to any products that have been manufactured, marketed, licensed, distributed or sold in the operation of the Business or services performed by the Business on or prior to the Closing Date, or which is imposed, or asserted to be imposed, against any of the Sellers by operation of law, in connection with any service performed or any products that have been manufactured, marketed, licensed, distributed or sold in the operation of the Business on or prior to the Closing Date.

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               (d) Liabilities, claims and contingencies associated with any and all notes, indentures and other similar debt instruments or evidence of indebtedness for borrowed money, guarantees, accruals and payables of Sellers to third parties or other intercompany payables.

               (e) Any Liability, claim or contingency under any employee benefit, compensation, or fringe benefit plan, program, Contract, or arrangement of the Sellers, including, but not limited to any "employee benefit plan" (as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or would be so defined if the plan were subject to ERISA), severance pay plan, or change in control agreement.

               (f) Any employment related Liabilities, claims or contingencies, including without limitation, claims resulting from the failure of Buyer to hire any employee of any Seller, arising or accruing on, before, or as the immediate result of the consummation of the Contemplated Transactions.

               (g) Any Taxes of Sellers for any period ending on or before the Closing Date other than property or transfer Taxes for which Buyer is responsible pursuant to Sections 2.4 and 5.6 of this Agreement, respectively.

               (h) Any Liabilities arising under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to any employee or former employee of Sellers, including the qualified beneficiaries of such employees, whose qualifying event occurs on or prior to Closing, or where such Liability relates to their employment with Sellers or coverage under Sellers' health plans.

        Section 1.5 Transfer of Acquired Assets and Assumption of Assumed Liabilities.

               (a) At the Closing, the sale, transfer, assignment, conveyance and delivery of the Acquired Assets (other than the owned Real Property and the Assumed Contracts) shall be effected pursuant to a bill of sale and assignment (the "Bill of Sale").

               (b) At the Closing, the transfer of each owned Real Property shall be effected pursuant to a deed, in the customary form for the state in which such owned Real Property is located (collectively, the "Deeds"), together with any reasonably necessary transfer declarations or other filings.

               (c) At the Closing, Sellers shall license the Intangible Property (other than the Gasboy/MSI Intangible Property) to Buyer pursuant to customary instruments, to be negotiated in good faith by Sellers and Buyer prior to the Closing, providing for the terms set forth in Schedule 1.5(c) (collectively, the "Intangible Property License Agreements"). Notwithstanding the foregoing, to the extent the Acquired Assets include computer equipment that contains commercial software, Sellers shall use commercially reasonable efforts to cause the ownership of such commercial software to be transferred to Buyer.

               (d) At the Closing, the assumption of the Assumed Liabilities and the assignment of the Assumed Contracts shall be effected pursuant to an assignment and assumption agreement (the "Assumption Agreement") and such other documents and instruments as may be necessary in order to effect Buyer's assumption of the Assumed Liabilities and the assignment of the Assumed Contracts.

               (e) At the Closing, the transfer of the Gasboy/MSI Intangible Property shall be effected pursuant to customary instruments of assignment or transfer, in form suitable for recording in the appropriate office or bureau or other Governmental Authority and in form reasonably satisfactory to

                                        6

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Buyer, and any other assignments or instruments with respect to any such
Intangible Property for which an assignment or instrument is required to assign, transfer and convey such Gasboy/MSI Intangible Property (collectively, the "Gasboy/MSI Intangible Property Instruments").

        Section 1.6 Consideration. The consideration for the Acquired Assets shall be(a) forty two million dollars ($42,000,000), as may be adjusted pursuant to Section 2.6 (the "Cash Consideration"), and (b) the assumption of the Assumed Liabilities. The payment of the Cash Consideration and the assumption of the Assumed Liabilities are referred to herein as the "Consideration". The Cash Consideration shall be deemed allocated as follows:
(x) 71.43% shall be allocated for the purchase of the Gasboy Assets, and (y) 28.57% shall be allocated for the purchase of the Tokheim Assets. The Assumed Liabilities shall be allocated to the portion of the Acquired Business to which they most closely relate. The Cash Consideration shall be payable at the Closing as follows:

               (a) Buyer shall pay an amount equal to the Cash Consideration less the total amount of the Deposit and all interest accrued thereon, to Sellers by wire transfer to such bank account(s) designated in writing by Parent on behalf of Sellers.

               (b) Pursuant to the terms of the Escrow Agreement, the Escrow Holder shall continue to hold the Deposit (including interest accrued thereon), which shall be disbursed in accordance with the Escrow Agreement and Section 2.7.

        Section 1.7 Deposit. In connection with the mutual execution and delivery of this Agreement (the date of such mutual execution and delivery is sometimes referred to herein as the "Execution Date"), Buyer shall promptly, but in any event within three (3) Business Days of the Execution Date, deposit into escrow (the "Escrow") with State Street Bank and Trust Company (the "Escrow Holder") 3.5% of the Cash Consideration (the "Deposit") in immediately available, good funds, to be held and disbursed pursuant to the Escrow Agreement, dated on or about the Execution Date, among the Sellers, Buyer and the Escrow Holder (the "Escrow Agreement"). Such Escrow Agreement shall include the provisions set forth in this Section 1.7, including any provisions incorporated by reference herein. Upon receipt of the Deposit, the Escrow Holder shall immediately deposit the Deposit into an interest-bearing account. The Deposit shall only become nonrefundable upon the earlier of (x) the Closing Date or (y) the termination of this Agreement pursuant to Section 7.1(d) (a "Buyer Default Termination"). In the event the Deposit becomes non-refundable by reason of a Buyer Default Termination, the provisions of Section 1.8 below shall apply. At the Closing, all of the Deposit (and any interest accrued thereon) shall be credited toward payment of the Cash Consideration. If this Agreement is terminated for any reason other than a Buyer Default Termination, the Escrow Holder shall return to Buyer the Deposit (and any interest accrued thereon) upon receipt of notice by Buyer to the Escrow Holder. The Escrow Holder's escrow fees and charges shall be paid one-half by Sellers and one-half by Buyer.

        Section 1.8 Liquidated Damages. Buyer and Sellers hereby agree that it is impossible to determine accurately the amount of damages that Sellers would suffer if the Contemplated Transactions were not consummated as a result of a Buyer Default Termination. As a result, notwithstanding anything in this Agreement to the contrary, the parties hereby agree that (a) in the event of a Buyer Default Termination, Buyer shall be obligated to pay liquidated damages in the amount of the Deposit (and any interest accrued thereon) and (b) such liquidated damages shall be the sole and exclusive remedy of Sellers against Buyer by reason of such breach and such termination. Accordingly, if liquidated damages are payable hereunder, the Escrow Holder shall disburse the Deposit (and any interest accrued thereon) to Parent, on behalf of all Sellers, to be retained by Parent for its own account.

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                                   ARTICLE II

                                   THE CLOSING

        Section 2.1 Closing. The closing of the Contemplated Transactions (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Suite 1900, Chicago, Illinois 60606, at 10:00 a.m. (CST) on the second Business Day following the satisfaction or waiver (subject to Applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be fulfilled only at the Closing, but subject to the fulfillment or waiver (subject to Applicable
Law) of such conditions), but not later than the Termination Date, or at such other time and place as the parties hereto may mutually agree (such date, the "Closing Date"). For purposes of this Agreement, the term "Business Day" means any day other than a Saturday, Sunday or a day on which the banks in Chicago, Illinois or New York, New York are authorized or obligated by Applicable Law or executive order to close or are otherwise generally closed.

        Section 2.2 Deliveries by Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

               (a) the officer's certificates contemplated by Sections 6.3(a) and 6.3(b);

               (b) copies of the resolutions duly adopted by the board of directors or board of managers of each Seller authorizing and approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, certified as true and in full force and effect as of the Closing Date by the appropriate officers or managers of such Seller;

               (c) certificates of incumbency for the respective officers or managers of each Seller executing this Agreement and other Closing documents, dated as of the Closing Date;

               (d) the Bill of Sale duly executed by each Seller;

               (e) each of the Deeds duly executed by the appropriate Seller together with any necessary transfer declarations or other filings;

               (f) each of the Intangible Property License Agreements and the Gasboy/MSI Intangible Property Instruments duly executed by the appropriate Sellers;

               (g) the Transition Supply Agreement for the provision by Sellers to Buyer of the services listed on Schedule 2.2(g), to be negotiated in good faith by Sellers and Buyer prior to the Closing (the "Transition Supply Agreement"), in form reasonably satisfactory to Buyer, duly executed by the appropriate Sellers;

               (h) except to the extent obviated by the Sale Order, copies of all required consents, approvals and authorizations, in form and substance reasonably satisfactory to Buyer, to the Contemplated Transactions from the other parties to the material Assumed Contracts (including the consents specified on Schedule 3.5) and to the extent necessary to validly assign to Buyer the Intangible Properties;

               (i) copies of the releases of Parent's lenders permitting (i) the sale by TG Canada of its assets pursuant to this Agreement and (ii) the entering into of the Intangible Property License Agreements and the Gasboy/MSI Intangible Property Instruments;

               (j) evidence reasonably satisfactory to Buyer of compliance with the notice provisions set forth in the Bidding Procedures Order and the Sale Order;

               (k) certificates of each Seller transferring real property of such Seller's non-foreign status as provided in Treasury Regulation Section 1.1445-2(b);

               (l) a certificate of good standing (to the extent the concept of good standing is recognized in such jurisdiction) as of a recent date for TG Canada; and

               (m) such other duly executed documents, instruments and certificates as may be necessary or appropriate to be delivered by Sellers pursuant to the terms of this Agreement.

        Section 2.3 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Sellers the following:

               (a) the Cash Consideration payable in the manner described in
Section 1.6;

               (b) the officer's certificates contemplated by Sections 6.2(a) and 6.2(b);

               (c) the Transition Supply Agreement, in form reasonably satisfactory to Sellers, duly executed by Buyer;

               (d) the Assumption Agreement duly executed by Buyer; and

               (e) such other duly executed documents, instruments and certificates as may be necessary or appropriate to be delivered by Buyer pursuant to this Agreement.

        Section 2.4 Prorations and Ordinary Course Expenses. With respect to Sellers, rent, current property and other ad valorem Taxes, prepaid advertising and other items of expense (including, without limitation, any prepaid insurance under the Assumed Contracts) and income relating to or attributable to the Assumed Contracts during the month of Closing shall be prorated between Sellers and Buyer as of the Closing Date. Rent relating to or attributable to the Assumed Contracts shall be prorated on the basis of a thirty
(30) day month.

        Section 2.5 Tax Allocation. Prior to the Closing, Buyer and Sellers shall agree on an allocation of the Consideration (with respect to that portion of the Consideration consisting of the Assumed Liabilities, only such Assumed Liabilities that are liabilities for federal income Tax purposes) among the Acquired Assets which allocation shall be consistent with Section 1060 of the Code and the rules and regulations thereunder and with the allocation provided in Section 1.6. Buyer and Sellers agree that such allocations shall be adjusted to reflect appropriately any adjustment to the purchase price hereunder. Except as required by Applicable Law, Buyer and Sellers agree to use such allocation, as so adjusted, in filing all required forms under Section 1060 of the Code, and all other Tax Returns. Buyer and Sellers further agree that the payment of the Consideration to Sellers contemplated by Section 2.3 may be made to a single Seller that is designated by Parent in writing as being authorized to act as agent for all Sellers, whereupon each Seller shall be deemed to have received the Consideration allocable to the Acquired Assets owned by such Seller in accordance with the allocation determination under this Section 2.5.

        Section 2.6      Pre-Closing Adjustment to Cash Consideration.

               (a) Prior to the Closing Date, Sellers shall deliver to Buyer a combined balance

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

sheet of the Acquired Business as of December 31, 2002 (the "Pre-Closing Balance Sheet") and a related statement of Current Assets for the Acquired Business as of December 31, 2002 (the "Pre-Closing Current Assets Statement"). The Pre-Closing Balance Sheet shall be prepared on a basis consistent with the Monthly Financial Reports. The Current Assets as reflected on the Pre-Closing Current Assets Statement shall be calculated by Sellers in good faith and in their sole discretion, on a basis consistent with Schedule 2.6(a). In addition, the Pre-Closing Current Assets Statement shall set forth separately the Current Assets included within the Gasboy Assets (the "Gasboy Current Assets") and the Current Assets included within the Tokheim Assets (the "Tokheim Current Assets"), in each case as of December 31, 2002.

               (b) To the extent that the Gasboy Current Assets shown on the Pre-Closing Current Assets Statement (the "Pre-Closing Gasboy Current Assets") are less than eight million one hundred thousand dollars ($8,100,000) (the "Baseline Gasboy Current Assets"), the Cash Consideration payable at Closing by Buyer shall be reduced by the amount of the difference. To the extent that the Pre-Closing Gasboy Current Assets are higher than the Baseline Gasboy Current Assets, the Cash Consideration payable at Closing by Buyer shall be increased by the amount of the surplus. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any adjustment to the Cash Consideration pursuant to this Section 2.6(b) exceed eight million one hundred thousand dollars ($8,100,000).

               (c) To the extent that the Tokheim Current Assets shown on the Pre-Closing Current Assets Statement (the "Pre-Closing Tokheim Current Assets") are less than thirty four million nine hundred thousand dollars ($34,900,000) (the "Baseline Tokheim Current Assets"), the Cash Consideration payable at Closing by Buyer shall be reduced by the amount of the difference. To the extent that the Pre-Closing Tokheim Current Assets are higher than the Baseline Tokheim Current Assets, the Cash Consideration payable at Closing by Buyer shall be increased by the amount of the surplus. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any adjustment to the Cash Consideration pursuant to this Section 2.6(c) exceed six million nine hundred ninety nine thousand four hundred dollars ($6,999,400).

        Section 2.7      Post-Closing Adjustment to Cash Consideration.

               (a) As soon as practicable, but in no event later than forty-five
(45) days following the end of the month in which the Closing Date occurs, Buyer shall deliver to Sellers a combined balance sheet of the Acquired Business as of the Closing Date (the "Closing Balance Sheet") and a related statement of Current Assets for the Acquired Business (the "Current Assets Statement") as of the Closing Date. The Closing Balance Sheet shall be prepared on a basis consistent with Parent's audited balance sheet for its fiscal year 2001 and in accordance with GAAP consistently applied, subject to the absence of footnotes and such changes as may be required by Schedule 2.6(a). The Current Assets as reflected on the Current Assets Statement shall be calculated on a basis consistent with Schedule 2.6(a). In addition, the Current Assets Statement shall set forth separately the Gasboy Current Assets and the Tokheim Current Assets, in each case as of the Closing Date.

               (b) During the preparation of the Closing Balance Sheet and the period of any dispute within the contemplation of this Section 2.7, Buyer shall, with respect to the Acquired Business, (i) provide Sellers and Sellers' authorized representatives upon reasonable advance notice with access during normal business hours to the books, records, facilities, employees and accountants of Buyer and, subject to the execution of any required releases, the work papers used in the preparation of the Current Assets Statement, and (ii) cooperate with Sellers and Sellers' authorized representatives, including the provision on a timely basis of all information necessary or useful in connection with Sellers' review of the Closing Balance Sheet and Current Assets Statement.

               (c) Buyer shall deliver a copy of the Current Assets Statement and the Closing Balance Sheet to Sellers promptly after they have been prepared and in no event later than forty-five (45) days after the end of the month in which the Closing Date occurs. Unless Buyer delivers the Current Assets Statement and the Closing Balance Sheet on or prior to the forty-fifth (45th) day after the end of the month in which the Closing Date occurs, Buyer and Seller shall be deemed to have accepted and agreed to use (i) the Pre-Closing Gasboy Current Assets as the Gasboy Current Assets on the Adjusted Current Assets Statement and (ii) the Pre-Closing Tokheim Current Assets as the Tokheim Current Assets on the Adjusted Current Assets Statement, in each case for all purposes hereunder. After receipt of the Current Assets Statement and the Closing Balance Sheet, Sellers shall have thirty (30) days to review the Current Assets Statement and the Closing Balance Sheet. Unless Sellers deliver written notice to Buyer on or prior to the thirtieth (30th) day after Sellers' receipt of the Current Assets Statement and the Closing Balance Sheet specifying all disputed items and the basis therefor, Sellers shall be deemed to have accepted and agreed to the Current Assets Statement. If Sellers so notify Buyer of their objection to the Current Assets Statement, Sellers and Buyer shall, within thirty (30) days following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them shall be final, binding and conclusive.

               (d) If, at the conclusion of the Resolution Period, Sellers and Buyer have not resolved their differences with respect to the Current Assets Statement, then Sellers and Buyer shall submit their dispute to Deloitte & Touche LLP, or, if Deloitte & Touche LLP is unavailable or unwilling to be so engaged, another accounting firm of national reputation agreed to by Buyer and Sellers (the "Neutral Auditor"). Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne equally by Sellers and Buyer. In furtherance of the foregoing and not in limitation thereof, Buyer shall only be liable for fifty percent (50%) of the fees and expenses, if any, of the Neutral Auditor. The Neutral Auditor shall act as an arbitrator to determine, based solely on presentations by Sellers and Buyer, and not by independent review, only those issues still in dispute. The Neutral Auditor's determination shall be made within thirty (30) days of their selection, shall be made in accordance with the terms of this Section 2.7, and shall be set forth in a written statement delivered to Sellers and Buyer and shall be final, binding and conclusive. The term "Adjusted Current Assets Statement," as hereinafter used, shall mean the definitive Current Assets Statement agreed to by Buyer and Sellers in accordance with Section 2.7(c) or the definitive Current Assets Statement resulting from the determinations made by the Neutral Auditor in accordance with this Section 2.7(d). The Current Assets reflected on the Adjusted Current Assets Statement shall not be more than that specified by Sellers in the notice to Buyer pursuant to Section 2.7(c) above nor less than that specified by Buyer on the Current Assets Statement.

               (e) To the extent that the Pre-Closing Gasboy Current Assets are higher than the Gasboy Current Assets shown on the Adjusted Current Assets Statement, Sellers shall make a cash payment to Buyer equivalent to the amount of the difference by causing the Escrow Holder to deliver to Buyer an amount, in cash, from the Deposit (and any interest accrued thereon) equivalent to such difference; provided that if the difference is greater than the amount of the Deposit (and any interest accrued thereon), then Sellers shall first cause the Escrow Holder to deliver to Buyer the entire Deposit (and any interest accrued thereon) and shall then make a cash payment to Buyer of any amounts still owing to Buyer with respect to such difference. To the extent that the Pre-Closing Gasboy Current Assets are less than the Gasboy Current Assets shown on the Adjusted Current Assets Statement, Buyer shall make a cash payment to Parent on behalf of Sellers equivalent to the amount of the surplus. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the net adjustments pursuant to this Section 2.7(e) and Section 2.6(b) (taking into account adjustments made pursuant to this Section 2.7(e) and Section 2.6(b)) exceed eight million one hundred thousand dollars ($8,100,000) in the aggregate.

               (f) To the extent that the Pre-Closing Tokheim Current Assets are higher than the Tokheim Current Assets shown on the Adjusted Current Assets Statement, Sellers shall make a cash payment to Buyer equivalent to the amount of the difference by causing the Escrow Holder to deliver to Buyer an amount, in cash, from the Deposit (and any interest accrued thereon) equivalent to such difference; provided that if the difference is greater than the amount of the Deposit (and any interest accrued thereon), then Sellers shall first cause the Escrow Holder to deliver to Buyer the entire Deposit (and any interest accrued thereon) and shall then make a cash payment to Buyer of any amounts still owing to Buyer with respect to such difference. To the extent that the Pre-Closing Tokheim Current Assets are less than the Tokheim Current Assets shown on the Adjusted Current Assets Statement, Buyer shall make a cash payment to Parent on behalf of Sellers in an amount equivalent to the amount of the surplus. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the net adjustments pursuant to this Section 2.7(f) and Section 2.6(c) (taking into account adjustments made pursuant to this Section 2.7(f) and Section 2.6(c)) exceed six million nine hundred ninety nine thousand four hundred dollars ($6,999,400) in the aggregate.

               (g) Any payment resulting from this Section 2.7 shall be referred to as the "Post Closing Adjustment." For purposes of Sections 2.6 and 2.7, "Current Assets" shall mean an amount equal to the aggregate book value of the current assets of the Acquired Business reflected on a balance sheet prepared at a given date; provided, however, that the calculation of Current Assets shall at all times be consistent with Schedule 2.6(a), including a deduction for amounts related to deferred sales Contracts that are Assumed Liabilities. With respect to the preparation of the Closing Balance Sheet, no change in accounting principles shall be made from those utilized in preparing Parent's audited balance sheet for its fiscal year 2001, including, without limitation, with respect to the nature of accounts, or the determination of the level of reserves or level of accruals, except as required by Schedule 2.6(a). For purposes of the preceding sentence, "change in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions (unless required by objective material changes in underlying events) utilized in making accounting estimates.

               (h) Any Post Closing Adjustment will take place within ten (10) days from the date of issuance or determination of the Adjusted Current Assets Statement. If a Post Closing Adjustment is to be paid to Buyer, upon Buyer's receipt of such Post Closing Adjustment, the Escrow Holder shall immediately be instructed to disburse all remaining amounts of the Deposit (and any interest accrued with respect to such remaining amounts) to Sellers. If a Post Closing Adjustment is to be paid to Parent on behalf of Sellers or if no Post Closing Adjustment is to be paid to either Buyer or Sellers, the Escrow Holder shall immediately be instructed to deliver the Deposit (and all interest accrued thereon) to Sellers.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

        Buyer hereby acknowledges and agrees that, except as otherwise expressly provided herein, no Seller makes any representations or warranties whatsoever, express or implied, with respect to any matter relating to the Acquired Assets. Buyer will not have recourse to any Seller, except in the case of fraud, or to any of the officers, directors, agents, representatives, creditors or shareholders of any Seller, in the event any of the representations and warranties made herein or deemed made are inaccurate in any respect as at any time of expression thereof.

        Sellers jointly and severally represent and warrant to Buyer as follows:

        Section 3.1 Organization. Each Seller is a legal entity validly existing under the

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

laws of the jurisdiction of its organization and has the requisite organizational power and authority to own or lease and to operate all of its properties and assets and to carry on its business as it is now being conducted and as presently proposed to be conducted by Sellers, except where the failure to be so validly existing would not have a Material Adverse Effect. Each Seller is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the character or location of the properties and assets owned, leased or operated by it requires such qualification, except where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect.

        Section 3.2 Sufficiency of Assets. Except for the Excluded Assets, the services to be provided to Buyer pursuant to the Transition Supply Agreement, the Intangible Property subject to the Intangible Property License Agreements, the assets of the Excluded Subsidiaries and the Business Employees that are not Transferred Employees, the Acquired Assets constitute all assets that are owned, leased or licensed by the Sellers and used in the Business as currently conducted.

        Section 3.3      Authority of Sellers; Binding Effect.

               (a) Each Seller (other than TG Canada) has the requisite corporate or other power and authority to file the Petitions and, subject to the entry of the order of the Bankruptcy Court approving the consummation by Buyer of the Contemplated Transactions under Sections 105, 363 and 365 of the Bankruptcy Code, substantially in the form of Exhibit 3.3(a) (the "Sale Order"), to execute and deliver, and to perform its obligations under, this Agreement and to consummate the Contemplated Transactions. The filing of the Petitions, the execution and delivery of this Agreement and, subject to the entry of the Sale Order, the performance of its respective obligations hereunder have been duly authorized by all necessary corporate or other action on the part of each Seller (other than TG Canada), as the case may be. Subject to the entry of the Bidding Procedures Order, each Seller (other than TG Canada) has full power and authority to pay the Break-Up Fee and the Expense Reimbursement without further order of the Bankruptcy Court, and the Break-Up Fee and the Expense Reimbursement shall each constitute an administrative expense of Sellers (other than TG Canada) under Section 503(b)(1) of the Bankruptcy Code.

               (b) This Agreement has been duly authorized, executed and delivered by each Seller (other than TG Canada) and, subject to the entry of the Sale Order, assuming the due authorization, execution and delivery of this Agreement by Buyer, will be a valid and binding obligation of each Seller (other than TG Canada), enforceable against such Seller in accordance with its terms, except as the availability of equitable remedies may be limited by equitable principles of general applicability. Each of the instruments and agreements hereunder to which each Seller (other than TG Canada) is or becomes a party has been or will be duly authorized and, subject to the entry of the Sale Order, is (or upon execution and delivery will be) a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as the availability of equitable remedies may be limited by equitable principles of general applicability.

               (c) TG Canada has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement to consummate the Contemplated Transactions. The execution and delivery by TG Canada of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on the part of TG Canada. TG Canada has full power and authority to pay the Break-Up Fee and the Expense Reimbursement.

               (d) This Agreement has been duly authorized, executed and delivered by TG Canada and, assuming the due authorization, execution and delivery of this Agreement by Buyer, will be a valid and binding obligation of TG Canada, enforceable against TG Canada in accordance with its terms, except as the availability of equitable remedies may be limited by equitable principles of general applicability. Each of the instruments and agreements hereunder to which TG Canada is or becomes a party has been or will be duly authorized and is (or upon execution and delivery will be) a valid and binding obligation of TG Canada, enforceable against TG Canada in accordance with its terms, except as the availability of equitable remedies may be limited by equitable principles of general applicability.

        Section 3.4 Governmental Consents and Approvals. No consent, approval, authorization of, declaration, filing or registration with, any Governmental Authority is required to be made or obtained by any Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, except for: (a) consents, approvals, authorizations of, declarations, or filings with the Bankruptcy Court, (b) the filing of a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if necessary, and the expiration or earlier termination of the applicable waiting period thereunder, (c) the filing of required notifications under applicable foreign antitrust or competition laws and regulations and the receipt of any necessary approvals thereunder, (d) consents, approvals, authorizations, declarations, filings and registrations that are set forth in Schedule 3.4 and
(e) such other consents, approvals, authorizations, declarations, filings and registrations the lack of which would not have a Material Adverse Effect. The items referred to in clauses (a) through (d) of this Section 3.4 are hereinafter referred to as the "Governmental Requirements."

        Section 3.5 No Violations. Subject to the entry of the Sale Order, and assuming that the Governmental Requirements will be satisfied, made, or obtained and will remain in full force and effect, and assuming receipt of the consents, approvals and authorization of the Persons listed on Schedule 3.5, the execution, delivery and performance of this Agreement by Sellers, and the consummation by any Seller of the Contemplated Transactions, and compliance by any Seller with any of the provisions hereof, will not (a) violate any provision of the charter, bylaws or any other organizational document of any Seller (unless the same is rendered inapplicable by order the Bankruptcy Court), (b) except for breaches and defaults of the type referred to in Section 365 of the Bankruptcy Code, violate, conflict with, or result in the breach of or default under (or with notice, lapse of time, or both would result in such a breach or default), or constitute an event creating rights of acceleration, termination or cancellation under, any Assumed Contract, on the date hereof, (c) violate any order, writ, injunction, decree, statute, rule or regulation or other Applicable Law applicable to any Seller or to any properties or assets of a Seller, (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any asset of any Seller or (e) violate any Permit or the terms of any Intangible Property, except in each case for violations, breaches, defaults, accelerations, terminations or cancellations that (i) would not individually or in the aggregate have a Material Adverse Effect or (ii) are excused by or unenforceable as a result of the filing of the Petitions or the applicability of any provision of the Bankruptcy Code.

        Section 3.6 Title to and Use of Property. Upon entry and effectiveness of, and in accordance with the terms of, the Sale Order and the Bankruptcy Code, and upon receipt of the release of the Parent's lenders, Sellers shall have the power and right to sell, assign, transfer and deliver, as the case may be, to Buyer the Acquired Assets free and clear of any and all Encumbrances other than Permitted Encumbrances and Assumed Liabilities.

        Section 3.7 Financial Statements. The financial statements set forth on Schedule 3.7 (the "Unaudited Financials") are in accordance with Parent's books and records and reflect, in all material respects, the financial position of the Business on a consolidated basis as of the date thereof, and the results of operations and cash flows of the Business on a consolidated basis for the fiscal period then ended, and have been prepared in accordance with GAAP consistently applied during the periods involved, subject to the absence of footnotes and year-end adjustments.

        Section 3.8 Contracts. All material written Contracts to which any Seller is a party have been delivered or made available to Buyer. Except as otherwise set forth on Schedule 3.8 or as would not reasonably be expected to have a Material Adverse Effect, each of the Assumed Contracts is valid, binding and enforceable in accordance with its terms, and is in full force and effect. Except as set forth on Schedule 3.8, except for defaults of the type referred to in Section 365 of the Bankruptcy Code or as would not reasonably be expected to have a Material Adverse Effect, there are no defaults (or events that, with notice or lapse of time or both, would constitute a default) by any Seller or, to the Knowledge of Sellers, any other party under any of the Assumed Contracts. Except as set forth on Schedule 3.5, no Assumed Contract prohibits or requires the consent of any Person to the Contemplated Transactions. Notwithstanding anything herein to the contrary, it shall not be deemed a breach of the representations set forth in this Section 3.8 if any party to an Assumed Contract with any Seller terminates such Assumed Contract and enters into an agreement with Buyer (or an Affiliate thereof) on substantially similar (or better) terms.

        Section 3.9      Intangible Property.

               (a) All permits, licenses, sublicenses and other agreements or permissions under which any Seller is a licensee or otherwise authorized to use, practice, sublicense, distribute or otherwise commercially exploit in any manner any material Intangible Property owned by a third party ("IP License-In Agreements") are set forth in Schedule 3.9(a)(i) and are binding against such Seller and in full force and effect, in each case except as would not reasonably be expected to have a Material Adverse Effect. Sellers have provided or made available true and accurate copies of all IP License-In Agreements to Buyer. Except as set forth on Schedule 3.9(a)(i), the rights licensed under each IP License-In Agreement by Gasboy or TG Canada, as the case may be, will be exercisable by Buyer on and after the Closing to the same extent as by Gasboy or TG Canada, as the case may be, prior to the Closing. No loss or expiration (other than pursuant to its terms) of any material Intangible Property licensed to any Seller under any IP License-In Agreement is pending or reasonably foreseeable or, to the Knowledge of Sellers, threatened. No licensor under any IP License-In Agreement has any ownership or exclusive license rights in or with respect to any material improvements made by any Seller to the intellectual property licensed thereunder. All permits, licenses, sublicenses and other agreements or permissions under which any Seller is a licensor of any material Intangible Property ("IP License-Out Agreements") are set forth in Schedule 3.9(a)(ii) and are binding against such Seller and in full force and effect, in each case except as would not reasonably be expected to have a Material Adverse Effect. Sellers have provided or made available true and accurate copies of all IP License-Out Agreements to Buyer.

               (b) Except as set forth on Schedule 3.9(b) or as would not reasonably be expected to have a Material Adverse Effect, Sellers (i) are the sole and exclusive owners, free and clear of all Encumbrances (except Permitted Encumbrances), of all right, title and interest in their respective material Intangible Property except to the extent such Intangible Property is licensed by a third party to such Seller under an IP License-In Agreement and designated as licensed-in Intangible Property in Schedule 3.9(b) ("Licensed-In Intangible Property") and (ii) hold valid licenses with sufficient rights and authorizations to use or practice the Licensed-In Intangible Property as licensed to such Seller. Except as set forth on Schedule 3.9(b), Sellers have the right to use and assign all right, title and interest in their respective Intangible Property without seeking the approval or consent of any third party and without payments to any third party. Except as indicated on the schedules to this Agreement, the Intangible Property included in the Acquired Assets together with the Intangible Property to be licensed to Buyer under the Intangible Property License Agreement and any Intangible Property subject to a Contract which has been made available or provided to Buyer and Buyer has elected not to include as an Assumed Contract, constitutes all of the intellectual property necessary to conduct the Acquired Business as it is presently conducted, except as would not reasonably be expected to have a Material Adverse Effect. All registrations and applications for the Intangible Property are in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect. There are no existing or, to the Knowledge of Sellers, threatened claims or proceedings by any Person relating to the use by any Seller of the Intangible Property or challenging its ownership of the same, except in each case as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.9(b), to the Knowledge of Sellers, there are no material infringing or diluting uses of the Intangible Property, and no investigations are pending concerning the possibility of such infringing or diluting use.

               (c) Except as set forth on Schedule 3.9(c) and except to the extent resolved prior to the date hereof, to the Knowledge of Sellers, no Seller has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties. Except as set forth on Schedule 3.9(c) and except to the extent resolved prior to the date hereof, no Seller has received any written charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation or violation, in each case except as would not reasonably be expected to have a Material Adverse Effect. No Intangible Property is subject to any outstanding order, judgment, decree or stipulation restricting the use thereof by any Seller or, in the case of any Intangible Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by any Seller to any Person, in each case except as would not reasonably be expected to have a Material Adverse Effect.

               (d) Sellers have taken commercially reasonable steps to maintain the confidentiality of their trade secrets.

               (e) The rights licensed under each Intangible Property License Agreement will be enforceable in accordance with their terms, free and clear of all Encumbrances (other than Permitted Encumbrances) and exercisable by Buyer on and after the Closing and will be sufficient to operate the Acquired Business as presently conducted.

        Section 3.10     Compliance with Laws. Except as set forth on Schedule
3.10 or as would not reasonably be expected to have a Material Adverse Effect,
(a) the operations of the Business have been conducted in accordance with all Applicable Laws (excluding all Environmental Laws) of all Governmental Authorities having jurisdiction over Sellers and applicable to the Acquired Assets and (b) no Seller has received any written notification or, to the Knowledge of Sellers, oral notification from any Governmental Authority of any asserted present or past failure by any Seller to comply with any such laws during the past two (2) years which apply to the operation of the Business. To the Knowledge of Sellers, each Seller has at all times since October 20, 2000, been in compliance, in all material respects, with the Foreign Corrupt Practices Act of 1977, as amended.

        Section 3.11 Permits. Except as set forth on Schedule 3.11 or as would not reasonably be expected to have a Material Adverse Effect, all Permits
(a) are valid and effective and no suspension or cancellation of any such Permits is pending (other than pursuant to their terms) or, to the Knowledge of Sellers, threatened, (b) represent all Permits required by any Governmental Authority with jurisdiction over the Acquired Assets to own and operate the Acquired Assets in the same manner as operated prior to the date hereof and (c) to the Knowledge of Sellers, may be transferred or reissued to Buyer in accordance with this Agreement and without the approval of any third party (other than the Bankruptcy Court).

        Section 3.12     Environmental Matters.

               (a) Except as set forth on Schedule 3.12 or as would not reasonably be expected to have a Material Adverse Effect, Sellers and the Business are in compliance with all applicable

Environmental Laws. Sellers have obtained all permits and approvals required under applicable Environmental Laws for the ownership and operation of the Business, all such permits and approvals are in effect, no Seller has received written notice of any action to revoke or modify any of such permits or approvals, and the ownership and operation of the Business is in compliance with all terms and conditions thereof except, in each such case, as would not reasonably be expected to have a Material Adverse Effect. No Seller has received written notice of any pending or threatened claim or investigation by any Governmental Authority or any other Person concerning material potential liability of any Seller under Environmental Laws in connection with the ownership or operation of the Real Property during the last two (2) years. To the Knowledge of Sellers, except as set forth on Schedule 3.12, there has not been a Release to the Environment of any Hazardous Substance at, upon, in, from or under any of the Real Property owned, leased or operated by any Seller or their respective predecessors in interest or other properties upon which any Seller's assets are or were located at any time. Except as would not reasonably be expected to have a Material Adverse Effect, no Facility is currently, and no such Facility has been, used as a treatment, storage or disposal facility for Hazardous Substances; and no Hazardous Substances are present on any such Facility, except in compliance with all applicable Environmental Laws.

               (b) Except as set forth on Schedule 3.12, none of the Sellers is a party to or bound by any contract to indemnify for any claim, demand, action, suit, complaint, proceeding, investigation, demand letter or written notice for non-compliance, violation or any other liability or cost with respect to any Environmental law except, in each such case, as would not reasonably be expected to have a Material Adverse Effect.

        Section 3.13     Employees; Benefit Plans.

               (a) Schedule 3.13(a) lists, as of the date hereof, all material employee benefit, fringe benefit, retirement, deferred or incentive compensation, equity compensation and welfare plans and programs of Sellers, or otherwise applicable to current or former employees or directors of Sellers (to the extent employed in the Business), or with respect to which any Seller (with respect to the Business) may have any liability or obligation (each such plan is referred to herein as a "Benefit Plan").

               (b) Except as set forth on Schedule 3.13(b), each Seller (with respect to the Business) is in compliance with all Applicable Laws concerning employment of labor, compensation and employee benefits, except as would not reasonably be expected to have a Material Adverse Effect.

        Section 3.14     Litigation. Except for the Petitions or as set forth on
Schedule 3.14, there are no actions, claims, causes of action, proceedings, suits, arbitrations, mediations or investigations pending or, to the Knowledge of Sellers, threatened, against any Seller or any of their respective assets, properties or rights, before any Governmental Authority that would result in a Material Adverse Effect. Except as set forth on Schedule 3.14, no Seller is subject to any order, judgment or decree entered in any lawsuit or proceeding.

        Section 3.15 Real Property. Schedule 3.15 sets forth an accurate and complete list of all real property or Facilities owned, leased or operated by Sellers on the date hereof. True and complete copies of all owner's policies of title insurance obtained for the benefit of any Seller with respect to the Real Property have been delivered or made available to Buyer. Sellers own good and marketable fee title to, or a valid leasehold interest in, the Real Property. Except as set forth on Schedule 3.15, at the Closing Date, such title and such leasehold interests shall be free and clear of all Encumbrances other than Permitted Encumbrances. There is no pending or, to the Knowledge of Sellers, threatened condemnation (or sale in lieu thereof) affecting any such real property.

        Section 3.16 Receivables. The Receivables constitute bona fide and valid claims arising in the ordinary course of business in a manner consistent with Sellers' normal credit practices.

        Section 3.17 Brokers. Except as set forth on Schedule 3.17, no person, other than Houlihan, Lokey, Howard & Zukin Capital, is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by any Seller in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any Seller. All such fees shall be paid by Sellers or their Affiliates.

        Section 3.18 Product Liability. (a) Except as set forth on Schedule 3.18(a), there is no claim, action, suit, inquiry, proceeding or investigation by or before any court or Governmental Authority pending or, to the Knowledge of Sellers, threatened against or involving any Seller relating to or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services that would result in a Material Adverse Effect.

               (b) None of the products sold or delivered by any Seller in the conduct of the Business have, since October 20, 2000, contained asbestosis and no claim has been made by any Person against any Seller regarding asbestos arising from such products.

        Section 3.19 Trade Relations. Schedule 3.19 contains a list of the twenty largest customers (the "Material Customers") and twenty largest suppliers (the "Material Suppliers") of the Acquired Business, as determined by the dollar amount of sales to such customers and purchases from such suppliers for each of the fiscal year ending November 30, 2001 and the nine months ended August 31, 2002.

        Section 3.20 Taxes. Each Seller has properly and timely filed all federal and all other material Tax Returns and other reports required to be filed with respect to the Business and the Acquired Assets (or such Tax Returns or other reports have been properly and timely filed on behalf of such Seller) and has paid all Taxes shown due on such Tax Returns or other reports or that otherwise are due. All such Tax Returns or reports were true, correct and complete in all material respects as filed or subsequently amended.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Sellers as follows:

        Section 4.1 Organization. Buyer is a limited partnership validly existing and in good standing under the laws of the State of Delaware and has all organizational power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

        Section 4.2      Authority of Buyer; Binding Effect.

               (a) Buyer has the requisite organizational power and authority to execute and deliver and to perform its obligations under this Agreement. Upon assignment of this Agreement by Buyer to Dresser, Inc. or a controlled Affiliate of either Buyer or Dresser, Inc., in either case in accordance with Section 8.12, such assignee shall have the organizational power and authority to perform

Buyer's obligations under this Agreement and to consummate the Contemplated Transactions. The execution and delivery by Buyer of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary organizational or other action on the part of Buyer. Upon assignment of this Agreement by Buyer to Dresser, Inc. or a controlled Affiliate of either Buyer or Dresser, Inc., in either case in accordance with Section 8.12, the performance of Buyer's obligations hereunder by such assignee shall have been duly authorized by all necessary corporate or other action on the part of such assignee.

               (b) This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by each Seller, and subject to the entry of the Sale Order, will be a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the availability of equitable remedies may be limited by equitable principles of general applicability.

        Section 4.3 Governmental Consents and Approvals. Except for Governmental Requirements, no consent, approval, authorization of, declaration, filing or registration with, any domestic or foreign government or regulatory authority, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement or, with respect to an assignee of Buyer, in connection with the performance of this Agreement and the consummation of the Contemplated Transactions.

        Section 4.4 No Violations. The execution, delivery and performance of this Agreement by Buyer, the performance of this Agreement by an assignee of Buyer, the consummation by such assignee of the Contemplated Transactions and compliance by Buyer and such assignee with any of the provisions hereof, will not (a) except for the Governmental Requirements, require Buyer or such assignee to obtain any consent, approval or action of, or make any filing with or give notice to, any domestic or foreign governmental or regulatory body or any other Person, (b) violate any provision of the charter or bylaws of Buyer or such assignee, (c) violate, conflict with, or result in the breach of or default under (or with notice, lapse of time, or both would result in such a breach or default) any Contract to which Buyer or such assignee is party or by which Buyer's or such assignee's properties or assets may be bound, (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or such assignee or to any properties or assets of Buyer or such assignee or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any asset of Buyer or such assignee.

        Section 4.5 Brokers. No person, is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by Buyer in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

        Section 4.6 Availability of Funds. Buyer currently has, on ten (10) Business Days' notice, and will have on the Closing Date, sufficient funds available to enable it to (a) pay the Cash Consideration pursuant to the terms of this Agreement and (b) perform its other obligations hereunder.

        Section 4.7 Assignment of Agreement. As of the Closing Date, Buyer will have assigned its rights and obligations under this Agreement to Dresser, Inc. or a controlled Affiliate of either of them; provided that, notwithstanding such assignment, Buyer shall remain liable in all respects as set forth in this Agreement.

                                    ARTICLE V

                                    COVENANTS

        Section 5.1      Conduct of Business by Sellers Pending the Closing.

               (a) Subject to any obligations as a debtor or debtor in possession under the Bankruptcy Code, as applicable, and except as set forth on
Schedule 5.1 or as otherwise contemplated by this Agreement, prior to the Closing Date, each Seller shall use commercially reasonable efforts to preserve intact, and operate in the ordinary course, the Acquired Business, including, without limitation:

                         (i) not transferring, selling or disposing of any Acquired Asset other than in the ordinary course of business;

                         (ii) preserving and retaining the books and records of the Acquired Business in the ordinary course of business;

                         (iii) Sellers meeting their post-Petition Date obligations (including under any Assumed Contract to which such Seller is a party or bound), in each case taking into account the filing of the Petitions, the directives of the Bankruptcy Court and the additional covenants and agreements set forth herein;

                         (iv) maintaining insurance on the Acquired Assets at commercially reasonable levels so long as such insurance is available on commercially reasonable terms;

                         (v) with respect to TG Canada, not incurring any Liability, except in the ordinary course of business;

                         (vi) with respect to TG Canada, not acquiring any real property or undertaking or committing to undertake capital expenditures exceeding $100,000;

                         (vii) with respect to TG Canada, not settling any legal proceeding, suit, claim, mediation, arbitration or other proceeding before any Governmental Authority relating to the Acquired Business (except for any such proceeding, suit, claim, mediation or arbitration relating solely to the Excluded Liabilities or the Excluded Assets or that would not reasonably be expected to have a Material Adverse Effect);

                         (viii) with respect to TG Canada, meeting its trade payable obligations in the ordinary course of business consistent with past practice;

                         (ix) using commercially reasonable efforts to collect Receivables in the ordinary course of the Business; and

                         (x) not transferring assets between Gasboy Assets and Tokheim Assets other than in the ordinary course of business on terms consistent with past practice.

               (b) Subject to any obligations as a debtor or debtor in possession under the

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

Bankruptcy Code, and except as set forth on Schedule 5.1 or with the prior written consent of Buyer, prior to the Closing Date, each of the Sellers shall not take or omit to take any action, the effect of which would reasonably be expected to (i) cause any of their representations and warranties herein to be inaccurate in any material respect at the Closing or at any time prior to Closing or (ii) have a Material Adverse Effect on the ability of Sellers to consummate the Contemplated Transactions.

               (c) Notwithstanding anything in this Agreement to the contrary, this Section 5.1 shall not prevent Sellers from rejecting Contracts (other than Contracts to which TG Canada is a party) that are not Assumed Contracts. Neither Buyer nor any of its Affiliates shall be liable for any claims arising from the rejection of such Contracts by Sellers.

        Section 5.2 Access to Records and Properties of Sellers. From and after the date of this Agreement, Sellers shall, upon reasonable advance notice, afford to Buyer's officers, independent public accountants, counsel, lenders, consultants and other representatives, access during normal business hours to all books, documents, records, properties, facilities and personnel that relate to the Business and furnish or cause to be furnished to Buyer such financial, tax and other operating data and other information as Buyer may reasonably request. From and after the date of this Agreement, Sellers shall afford representatives of Buyer the right, upon reasonable notice and at reasonable times, to inspect the Acquired Business and their condition and be provided reasonable access to their officers, advisors, counsel, trade vendors, customers, employees, properties and facilities, provided that Buyer shall not take any action which unreasonably interferes with the operation of the Business, provided, further, that Buyer shall not be entitled to perform any environmental sampling. Buyer, however, shall not be entitled to access to any trade vendors, customers, employees or any materials containing privileged communications, competitive information, or information about employees, access to or disclosure of which may violate any Applicable Law (including applicable anti-trust law). Any and all information obtained by Buyer or Buyer's officers, independent public accountants, counsel, lenders, consultants and other representatives pursuant to this Section 5.2 shall be subject to and maintained in compliance with the Confidentiality Agreement. Sellers hereby agree that they will retain until all appropriate statutes of limitations (including any extensions) expire, copies of all Tax Returns and supporting work schedules and other records or information which may be relevant to such Tax Returns, except for such Tax Returns, supporting work schedules and other records which Buyer shall acquire as a consequence of this Agreement (provided that Sellers may elect not to retain any such copies if they give such copies or make such copies available to Buyer), and that they will not destroy or otherwise dispose of such materials without first providing Buyer with a reasonable opportunity to review and copy such materials. Sellers will promptly deliver to Buyer copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in the Bankruptcy Cases relating to this Agreement or the Contemplated Transactions. Notwithstanding the foregoing, Buyer shall have the right to contact any Persons who were formerly employees of Sellers.

        Section 5.3      Filings; Other Action.

               (a) Subject to the terms and conditions herein provided, as promptly as practicable, Sellers and Buyer shall (i) promptly make all filings and submissions under the HSR Act and similar Applicable Laws with respect to competition to the extent required or to the extent Sellers and Buyer together deem appropriate, (ii) voluntarily meet with the United States Department of Justice to discuss the terms of the Contemplated Transactions and cooperate with and provide information as requested by the Department of Justice, (iii) use all commercially reasonable efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Closing Date with, and which material consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and (B) timely making all such filings and timely seeking all such material consents, approvals, permits or authorizations and (iv) use all commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things reasonably necessary or appropriate with respect to any Governmental Authority to consummate the Contemplated Transactions, as soon as practicable; provided that Sellers shall not make any agreement or understanding affecting the Acquired Business as a condition for obtaining any such consents, approvals, permits or authorizations except with the prior written consent of Buyer; provided further that nothing herein shall obligate Buyer to sell or otherwise dispose of any of its properties or assets or to shut down any of its facilities. In connection with the foregoing, Sellers will promptly provide to Buyer, and Buyer will promptly provide to Sellers, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to all filings and submissions required hereunder.

               (b) Upon the terms and subject to the conditions of this Agreement, Buyer and Sellers shall use their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to cause the conditions precedent to the Closing to be satisfied and to cause the Closing to occur on or prior to the Termination Date, including, without limitation, to obtain the consent, approval, release, estoppel, certificate, opinion and other instrument of any third party or Governmental Authority necessary to deliver title to any Acquired Asset, free and clear of all Encumbrances except for the Permitted Encumbrances and to otherwise consummate the Contemplated Transactions in accordance with the terms hereof.

               (c) Sellers (other than TG Canada) shall use their reasonable best efforts to obtain entry of the Bidding Procedures Order and the Sale Order, in accordance with Section 5.7, subject to their obligations under the Bankruptcy Code.

               (d) Each Seller (other than TG Canada) agrees that it will promptly take such actions as are reasonably intended to obtain the entry by the Bankruptcy Court of the Sale Order, in accordance with Section 5.7, including, without limitation, demonstrating that (i) Buyer is a "good faith" purchaser under Section 363(m) of the Bankruptcy Code and (ii) Section 363(f) of the Bankruptcy Code should apply to the sale of the Acquired Assets. In the event that stay of the Sale Order is sought or any of such orders are appealed, each of Sellers (other than TG Canada) and Buyer shall use their reasonable best efforts to oppose such request for a stay or defend any such appeal, as applicable. Buyer and Sellers (other than TG Canada) shall provide one another with all information reasonably requested by the other in connection with such actions.

               (e) Sellers (other than TG Canada) shall provide Buyer with copies of all material motions and applications prepared by Sellers (including forms of the Sale Order and other orders and notices to interested parties) relating to Buyer, this Agreement or the sale of the Acquired Business prior to the filing thereof in the Bankruptcy Court.

        Section 5.4      Transfers Not Effected as of Closing.

               (a) Nothing herein shall be deemed to require the conveyance, assignment or transfer of any Acquired Asset that by its terms or by operation of Applicable Law cannot be freely conveyed, assigned, transferred or assumed. To the extent the parties hereto have been unable to obtain any third party consents or approvals required for the transfer of any Acquired Asset and to the extent not otherwise prohibited by the terms of any Acquired Asset, Sellers shall continue to be bound by the terms of such applicable Acquired Asset, and Buyer shall pay, perform and discharge fully all of the obligations of Sellers under such Acquired Asset from and after the Closing to the extent that the corresponding benefit is received by Buyer. Sellers shall, without consideration therefor, pay, assign, and remit to Buyer promptly all monies, rights and other consideration received in respect of such performance. Seller shall exercise or exploit its rights in respect of such Acquired Assets only as reasonably directed by Buyer and at Buyer's expense. Subject to and in accordance with
Section 5.3, for so long as Sellers continue to exist as legal entities following the Closing Date, the parties hereto shall continue to use their commercially reasonable efforts to obtain all such unobtained consents or approvals required to be obtained by it at the earliest practicable date. If and when any such consents or approvals shall be obtained, Sellers shall promptly assign their rights and obligations thereunder to Buyer without payment of consideration and Buyer shall, without the payment of any consideration therefor, assume such rights and obligations. The parties shall execute such good and sufficient instruments as may be necessary to evidence such assignment and assumption.

               (b) Joint Contracts. Nothing herein shall be deemed to require the conveyance, assignment or transfer of any customer contracts or purchase orders that are used or performed by both Sellers and any of the Excluded Subsidiaries. To the extent not otherwise prohibited by the terms of any such customer contracts or purchase orders, Sellers shall continue to be bound by the terms of such applicable customer contracts or purchase orders, and Buyer shall, as a subcontractor, pay, perform and discharge fully all of the obligations of Sellers in North America under such customer contracts or purchase orders from and after the Closing to the extent that the corresponding benefit is received by Buyer. Sellers shall, without consideration therefor, pay, assign, and remit to Buyer promptly all monies, rights and other consideration received in respect of such performance. Seller shall exercise or exploit its rights in respect of such customer contracts or purchase orders in North America as reasonably directed by Buyer and at Buyer's expense. The parties shall use commercially reasonable efforts to effect the foregoing and shall execute such good and sufficient instruments as may be necessary to evidence such arrangements.

        Section 5.5 Public Announcements. Except with respect to the filing of the Petitions, the filing of the Bidding Procedures Order and the announcement thereof, the filing of the Sale Order and the announcement thereof and the provision of any notices as required by the Bankruptcy Court, neither Buyer nor any Seller will issue, or permit any of its Affiliates to issue, any press release or otherwise make any public statement with respect to this Agreement or the Contemplated Transactions without the prior written consent of the other (which consent shall not be unreasonably withheld), except as may be required by Applicable Law or stock exchange regulation. Notwithstanding anything in this Section 5.5 to the contrary, Sellers and Buyer will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the Contemplated Transactions, whether or not required by Applicable Law or stock exchange regulation.

        Section 5.6 Transfer Taxes. Any transfer Taxes imposed on the Contemplated Transactions, to the extent not exempt from payment under Section 1146(c) of the Bankruptcy Code, shall be paid by Buyer.

        Section 5.7      Submission for Court Approval.

               (a) As promptly as practicable, but in no event later than five Business Days after the Execution Date, Sellers (other than TG Canada) shall file with the Bankruptcy Court motions and notices, as may be appropriate, and a proposed order substantially in the form of Exhibit 5.8(a) (the "Bidding Procedures Order"), seeking the approval of Section 5.8 hereof and authorizing the observance and performance of such terms by Sellers (other than TG Canada) and Buyer during the pendency of the Bankruptcy Cases. Notwithstanding anything to the contrary contained in this Agreement, to the extent the bidding procedures contained in the Bidding Procedures Order entered by the Bankruptcy Court differ from the Bidding Procedures, and such bidding procedures are agreed to by Buyer, the bidding procedures contained in the Bidding Procedures Order entered by the Bankruptcy Court shall supersede the Bidding Procedures in all respects.

               (b) As promptly as practicable, but in no event later than five Business Days, after the filing of the Petitions with the Bankruptcy Court, Sellers (other than TG Canada) shall file with the Bankruptcy Court motions and notices, as may be appropriate, seeking the approval of this Agreement, Sellers' (other than TG Canada) performance hereunder, the sale of the Acquired Assets free and clear of all liens, claims (as defined in Section 101(5) of the Bankruptcy Code) and interests, and the assumption and assignment of the Assumed Contracts as provided in this Agreement. Buyer and TG Canada shall cooperate with Sellers (other than TG Canada) in obtaining such Bankruptcy Court approval, including providing evidence, if requested, of Buyer's ability to perform the obligations of Sellers (other than TG Canada) under the Assumed Contracts to be assumed by Buyer pursuant to Section 1.3(a).

        Section 5.8 Bidding Procedures. Set forth below are bidding procedures (the "Bidding Procedures") substantially in the form of those to be employed with respect to this Agreement concerning the sale of the Acquired Assets to Buyer (the "Sale"). The Sale is subject to competitive bidding as set forth herein and approval by the Bankruptcy Court at a hearing under Sections 363 and 365 of the Bankruptcy Code (the "Sale Hearing"). The following overbid provisions and related bid protections are designed to compensate Buyer for its efforts and agreements to date and to facilitate a full and fair process designed to maximize the value of the Acquired Assets for the benefit of Sellers' stakeholders.

               (a) Bid Deadline. All Bids must be submitted to Sellers c/o William R. Kunkel at Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Suite 1900, Chicago, Illinois 60606, with a copy to Andrew Torgove at Houlihan Lokey Howard & Zukin Capital, 685 Third Avenue, New York, New York 10017 and James B. Boles, Chief Restructuring Officer, at Tokheim Corporation, 1600 Wabash Avenue, Fort Wayne, Indiana 46803, no later than 11:00 a.m. (CST) on the date which is eight (8) Business Days prior to the date scheduled by the Bankruptcy Court for the Sale Hearing (the "Bid Deadline"). Sellers will distribute by facsimile transmission, personal delivery or reliable overnight courier service in accordance with Section 8.3 a copy of each Bid upon receipt to (i) counsel to any official committee of unsecured creditors appointed in the Bankruptcy Cases, (ii) the agent under that certain Post-Confirmation Credit Agreement, dated as of October 20, 2000, of Parent (the "Agent"), (iii) counsel to Sellers' proposed debtor-in-possession lenders and (iv) counsel to Buyer. For purposes of this Agreement, "Bid" shall mean an indication of interest from a Person who has executed a confidentiality agreement on terms substantially similar to the Confidentiality Agreement and who Parent has determined is financially able to consummate the purchase described in the marked copy of the Definitive Sale Documentation (a "Qualified Bidder"), stating that (x) such Qualified Bidder offers to purchase the Business, or a material portion thereof, upon the terms and conditions set forth in a copy of this Agreement, together with all Exhibits and Schedules hereto (the "Definitive Sale Documentation"), marked to show those amendments and modifications to the Definitive Sale Documentation, including, but not limited to, price and the time of closing, that such Qualified Bidder proposes, (y) such Qualified Bidder is prepared to enter into and consummate the transaction within not more than ten days after approval by the Bankruptcy Court of the Sale Order, subject to receipt of any governmental or regulatory approvals and (z) such Qualified Bidder's offer is irrevocable until the closing of a purchase of the Acquired Assets to the same extent as provided in this Agreement.

               (b) Qualified Bid. Only Qualified Bids will qualify for consideration at the Auction. For purposes of this Agreement, a "Qualified Bid" is a Bid that:

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

                         (i) complies in all respects with Section 5.8(a);

                         (ii) if and only if, as of the Bid Deadline, the conditions described in Section 6.1 have been satisfied and no action described in Section 6.1(b) shall have been threatened, is a proposal that Parent determines has a value, when taken together with the value of any Acquired Assets that would be retained by Sellers or transferred to another purchaser, greater than or equal to the sum of (A) the value, as reasonably determined by the independent financial advisor of Sellers, of Buyer's offer plus (B) the amount of the Break-Up Fee plus
        (C) the amount of the Expense Reimbursement plus (D) in the case of the initial Qualified Bid (other than Buyer's Qualified Bid represented by this Agreement), 1.5% of the Cash Consideration plus (E) in the case of any subsequent Qualified Bids, 0.5% of the Cash Consideration;

                         (iii) is substantially on the same or better terms and conditions as set forth in a copy of Definitive Sale Documentation; and

                         (iv) is accompanied by evidence of committed financing or other ability to perform satisfactory to Parent.

If Sellers do not receive any Qualified Bids, Sellers will report the same to the Bankruptcy Court and will proceed with a sale and assignment of the Acquired Assets to Buyer and the assumption by Buyer of the Assumed Liabilities. This Agreement executed by Buyer shall constitute a Qualified Bid for all purposes.

               (c) Auction, Bidding Increments and Bids Remaining Open.

                         (i) If Sellers receive a Qualified Bid (other than Buyer's Qualified Bid represented by this Agreement), Sellers will conduct an auction (the "Auction") at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois) on a date that is no less than one (1) Business Day, and no more than three (3) Business Days, prior to the date scheduled by the Bankruptcy Court for the Sale Hearing, beginning at 11:00 a.m. (CST) or such later time or other place as Sellers shall notify all Qualified Bidders who have submitted Qualified Bids; provided, however, that in no event shall the Sale Hearing occur prior to the 60th day following the Execution Date. Sellers shall notify all Qualified Bidders who have submitted Qualified Bids of the actual date of the Auction at least five (5) Business Days prior to the date scheduled by the Bankruptcy Court for the Sale Hearing. Only Buyer, Sellers, any representative of any official committee appointed in the Bankruptcy Cases, the Agent, any agent banks under any debtor-in-possession facility and any Qualified Bidders who have timely submitted Qualified Bids, in each case together with their counsel and financial advisors, shall be entitled to attend the Auction, and only Buyer and Qualified Bidders will be entitled to make any subsequent Qualified Bids at the Auction. Bidding at the Auction will continue until such time as the highest or otherwise best offer is determined. Sellers may announce at the Auction additional or different procedural rules that are reasonable under the circumstances (e.g., the amount of time allotted to make subsequent overbids) for conducting the Auction so long as such rules are not materially inconsistent with these Bidding Procedures.

                         (ii) At least one Business Day prior to the Auction, Sellers will give Buyer and all other Qualified Bidders a copy of the highest or otherwise best Qualified Bid received.

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

               (d) Break-Up Fee. In consideration of Buyer's entering into this Agreement and in recognition of Buyer's work in (x) establishing a bid standard or minimum for other bidders, (y) placing estate property in a sales configuration mode attracting other bidders to the Auction and (z) for serving, by its name and its expressed interest, as a catalyst for other bidders, and as reimbursement of Buyer's expenses incurred in connection with this Agreement and the Contemplated Transactions, Sellers shall pay to Buyer (A) a break-up fee in the amount of 1.0% of the Cash Consideration allocable to any portion of the Acquired Business, pursuant to Section 1.6, that Buyer does not purchase (the "Break-Up Fee") and (B) an amount (in no event to exceed 2.5% of the Cash Consideration allocable to any portion of the Acquired Business, pursuant to
Section 1.6, that Buyer does not purchase) equal to Buyer's actual expenses incurred in connection with this Agreement and the Contemplated Transactions (the "Expense Reimbursement"), if:

                         (i) Sellers accept a Bid, other than that of Buyer, as the highest offer and consummate such transaction (an "Auction Transaction") with respect to the Tokheim Assets or the Gasboy Assets, Sellers shall pay Buyer the Break-Up Fee and the Expense Reimbursement with respect to that portion of the Acquired Business subject to such Bid. The Break-Up Fee and the Expense Reimbursement payable pursuant to this Section 5.8(d)(i) shall be paid as an administrative priority of Sellers (other than TG Canada) under Section 503(b)(1) of the Bankruptcy Code upon the earlier to occur of the closing of such Auction Transaction and the consummation of a plan of reorganization; or

                         (ii) (A) this Agreement is terminated pursuant to
        Section 7.1(e) and (B) within 180 days of such termination of this Agreement, Sellers enter into a Contract to sell or otherwise transfer all or any substantial portion of the Tokheim Assets or the Gasboy Assets to any Person other than Buyer and such sale is consummated, Sellers shall pay Buyer the Break-Up Fee and the Expense Reimbursement with respect to that portion of the Acquired Business subject to such sale. The Break-Up Fee and the Expense Reimbursement payable pursuant to this Section 5.8(d)(ii) shall be paid as an administrative priority of Sellers (other than TG Canada) under Section 503(b)(1) of the Bankruptcy Code upon the closing of such sale.

                         (iii) Notwithstanding anything in this Agreement to the contrary, the Break-Up Fee and the Expense Reimbursement shall only be payable in accordance with clauses (i) and (ii) above and in no event shall Sellers be liable to pay such a Break-Up Fee or an Expense Reimbursement with respect to any portion of the Acquired Business to Buyer on more than one occasion.

               (e) Auction Transactions. Sellers shall not be permitted to engage in one or more Auction Transactions unless such Auction Transactions and any other asset or stock sales by Sellers shall have an aggregate cash component of at least an amount sufficient to satisfy the Break-Up Fee and the Expense Reimbursement and aggregate cash deposits in an amount at least equal to 3.5% of the aggregate cash consideration payable to Sellers in connection with such Auction Transactions.

        Section 5.9 Non-Competition. In furtherance of the sale of the Acquired Business to Buyer hereunder by virtue of the Contemplated Transactions and more effectively to protect the value and goodwill of the Acquired Business so sold, Sellers covenant and agree that, except with respect to the continued operation and sale of the assets of Sellers that are not Acquired Assets (including the continued operation and sale of the Excluded Subsidiaries and the continued operation and sale of services pursuant to the Transition Supply Agreement), Sellers shall not, for a period of three (3) years after the Closing Date, (a) engage in any business which is in direct competition with the Acquired Business (as conducted as of the date hereof) in the United States or Canada, (b) solicit, induce or attempt to persuade any of the current customers of the Business in the United States and Canada or any Transferred Employees or agents of the Acquired Business to terminate such business, employment or agency relationship in order to enter into any such relationship in the United States or Canada for, with or on behalf of Sellers or any Affiliate or to otherwise engage in activities in direct competition with the Business or (c) divulge or make use of any trade secrets or other confidential information of the Acquired Business (other than to disclose such secrets and information to Buyer and its Affiliates). In the event that the provisions of this Section 5.9 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by Applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum permitted by Applicable Law. In the event any Seller violates any of its obligations under this Section 5.9, Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Sellers acknowledge that a violation of this Section
5.9 may cause Buyer irreparable harm that may not be adequately compensated for by money damages. Notwithstanding anything to the contrary, nothing in this Agreement shall be deemed to limit the activities of the Excluded Subsidiaries to the extent the Excluded Subsidiaries are not using the Acquired Assets or subject to the Intangible Property License Agreements.

        Section 5.10 Notice of Breach; Disclosure. The Sellers shall promptly notify the Buyer, and Buyer shall promptly notify the Sellers, of (a) any event, condition or circumstance of which any Seller or Buyer, as the case may be, becomes aware after the date hereof and prior to the Closing Date that would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article VI, as the case may be or (b) any event, occurrence, transaction, or other item of which the Buyer or any Seller, as the case may be, becomes aware which would have been required to have been disclosed on any schedule or statement delivered hereunder had such event, occurrence, transaction or item existed as of the date hereof.

        Section 5.11 Payment Under Assumed Contracts and Determination of Cure Costs. As promptly as practicable following the filing of the Petitions, Buyer and Sellers shall use commercially reasonable efforts to cooperate and determine an estimate of the amounts required to cure all defaults under each Assumed Contract so as to permit the assumption and assignment of each such Assumed Contract pursuant to Section 365 of the Bankruptcy Code (as ultimately determined by the Bankruptcy Court, the "Cure Costs"). In connection with the assignment and assumption of the Assumed Contracts, Sellers shall cure any past defaults by payment of any Cure Costs, up to $500,000 in the aggregate (the "Cure Cap"), in order to assume and assign to Buyer the Assumed Contracts. Buyer shall pay any Cure Costs in excess of the Cure Cap, provided that the Cure Costs paid by Buyer shall not reduce the Consideration. For the avoidance of doubt, the provisions of this Section 5.11 shall not apply to any Assumed Contract to which TG Canada is a party or by which its assets may be bound that is not subject to assumption and assignment pursuant to Section 365 of the Bankruptcy Code.

        Section 5.12 Further Assurances. In addition to the provisions of this Agreement, from time to time after the Closing Date, Sellers and Buyer will use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer, or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the Contemplated Transactions.

        Section 5.13 Employee Matters. On the Closing Date, Buyer shall make employment offers to certain employees of the Business (the "Business Employees"). Any Business Employees who accept the Buyer's offer are hereinafter referred to as "Transferred Employees." Buyer shall have no further obligations with respect to Business Employees who do not accept Buyer's offer. Prior to the Closing Date, Seller shall permit and allow reasonable access by Buyer to discuss and make offers of post-Closing employment with any of Sellers' employees.

        Section 5.14     No-Shop. Subject to the exceptions stated in this
Section 5.14 and prior to the entry by the Bankruptcy Court of the Bidding Procedures Order (after which time such final order shall govern any solicitations by Sellers with respect to any Alternative Transaction), Sellers shall not take, nor shall they permit any of their respective Affiliates (or authorize or permit any of their representatives acting for or on behalf of any Seller or any of its Affiliates) to take, directly or indirectly, any action to solicit or negotiate any offer from any Person concerning an Alternative Transaction; provided, however, that nothing herein shall prohibit furnishing confidential information with respect to the Business or permitting access to the assets and properties and books and records of any Seller). If, prior to the entry by the Bankruptcy Court of the Bidding Procedures Order, Sellers or any of their respective Affiliates (or any representative acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, Sellers shall promptly advise such Person, by written notice, of the motion filed with the Bankruptcy Court seeking entry of the Bidding Procedures Order and will promptly, orally and in writing, advise Buyer of such offer, inquiry or request and deliver a copy of such notice to Buyer, except to the extent so doing would violate an existing confidentiality agreement. For purposes of this Section 5.14, an "Alternative Transaction" means any proposal for a merger or other business combination involving Sellers with respect to the Acquired Business, other than the transactions contemplated by this Agreement; provided, however, that any proposal or offer to acquire in any manner, directly or indirectly, substantially all of the business of Parent or an Equity Security in, or a substantial portion of the assets of, any of the Excluded Subsidiaries, shall not be deemed an Alternative Transaction.

        Section 5.15 Monthly Financial Reports. Sellers shall deliver to Buyer a copy of the monthly financial reporting packages (the "Monthly Financial Reports") that are required or proposed to be required to be sent to the lenders under any debtor-in-possession credit agreement entered into by Sellers in connection with the filing of the Petitions for each full month following the date of this Agreement (including the month in which this Agreement is signed) until Closing, which copies shall be delivered to Buyer within the time period required for delivery of the Monthly Financial Reports to such lenders.

        Section 5.16 Change of Name. Sellers shall file amendments to the certificates of incorporation or certificates of formation of each such Seller changing its name to a name not using the names "Gasboy," "Tokheim," "Sunbelt," "Management Solutions" or "MSI" or any name that is similar thereto within 120 days after the Closing Date in the appropriate government office.

        Section 5.17 Collection of Accounts Receivable. If, following the Closing, (i) Sellers shall collect any Receivables belonging to Buyer, Sellers shall hold the same in trust and shall promptly pay the same over to Buyer, or
(ii) Buyers shall collect any receivables belonging to Seller, Buyer shall hold the same in trust and shall promptly pay the same over to Seller.

        Section 5.18 Administrative Claims. All amounts to be paid to Buyer pursuant to this Agreement shall constitute an allowed administrative expense claim with priority over any and all administrative expenses of the kind specified in Sections 503 and 507 of the Bankruptcy Code, and shall be, at Buyer's option and as otherwise permitted by this Agreement, (i) immediately payable if and when any such obligation of Sellers arises under this Agreement or the Bidding Procedures Order, or (ii) credited against any amounts owed by Buyer to Sellers pursuant to this Agreement.

        Section 5.19 Releases. Parent shall use its commercially reasonable efforts to obtain all releases from Parent's lenders that are necessary in order for Sellers to consummate the Contemplated Transactions.

        Section 5.20 Capitalized Leases. With respect to all capitalized leases relating to the Acquired Business, (a) Sellers shall use their commercially reasonable efforts to pay in full all such capitalized leases prior to the Closing and (b) in the event any such capitalized leases are not paid in full prior to the Closing, Sellers and Buyer hereby agree that any amounts owing under such capitalized leases as of the Closing shall, subject to the last sentence of Sections 2.7(e) and 2.7(f), respectively, be deducted from the Gasboy Current Assets or the Tokheim Current Assets, as appropriate, otherwise shown on the Current Assets Statement.

        Section 5.21 Title Insurance. At Buyer's expense, Sellers shall use their commercially reasonable efforts to assist Buyer in obtaining all required title insurance policies with respect to the Real Property designating Buyer as the insured, with all premiums thereon paid by Buyer.

        Section 5.22     Schedules.

               (a) Buyer, on the one hand, and Parent, on behalf of Sellers, on the other hand, shall have the right to make changes to the Schedules to this Agreement to correct manifest errors that are discovered between the Execution Date and the Auction.

               (b) Notwithstanding anything to the contrary contained in this Agreement, if at any time on or prior to December 4, 2002 or such other date as Buyer and Parent may mutually agree, Buyer and Sellers shall not agree on the Schedules to this Agreement, Buyer and Sellers shall each have the right to terminate this Agreement and the Deposit shall be returned to Buyer.

        Section 5.23 Removal of Property. Buyer shall remove all Acquired Assets from any Facility (other than any Facility that Buyer continues to own after Closing) within thirty (30) days following the termination of the Transition Supply Agreement.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

        Section 6.1 Conditions to Obligations of Sellers and Buyer. The respective obligations of each party to effect the Contemplated Transactions shall be subject to the satisfaction (or waiver by the parties) at or prior to the Closing Date of the following conditions:

               (a) any waiting period applicable to the consummation of the Contemplated Transactions under the HSR Act and any applicable foreign antitrust or competition laws that could reasonably be expected to prevent the consummation of the Contemplated Transactions shall have expired or been terminated; provided, however, that if the consummation of the purchase of the Tokheim Assets is prohibited but the consummation of the purchase of the Gasboy Assets is not prohibited, this condition shall be deemed met with respect to the Gasboy Assets.

               (b) no statute, rule, regulation, executive order, decree, decision, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any U.S. federal or state court or foreign Governmental Authority that prohibits, restrains, enjoins, or restricts the consummation of the Contemplated Transactions that has not been withdrawn or terminated; provided, however, that if the consummation of the purchase of the Tokheim Assets is prohibited but the consummation of the purchase of the Gasboy Assets is not prohibited, this condition shall be deemed met with respect to the Gasboy Assets.

        Section 6.2 Conditions to Obligations of Sellers. The obligation of Sellers to effect the Contemplated Transactions shall be subject to the satisfaction (or waiver by Parent on behalf of all Sellers) at or prior to the Closing Date of the following conditions:

               (a) The representations and warranties of Buyer contained herein (without giving effect to any Buyer Material Adverse Effect, materiality or similar qualifier) shall have been true and correct on and as of the date of this Agreement and as of the Closing as if made as of the Closing (except for changes permitted or contemplated by this Agreement and except that the representations and warranties that are made as of a specific date need be true and correct only as of such date), except to the extent that such inaccuracies in any such representation or warranty have not had, and would not reasonably be expected to have a Buyer Material Adverse Effect. Sellers shall have received a certificate from Buyer signed by an officer thereof with respect to the foregoing.

               (b) The covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects. Sellers shall have received a certificate from Buyer signed by an officer thereof with respect to the foregoing.

               (c) Each of (i) the Bidding Procedures Order and (ii) the Sale Order shall have been entered by the Bankruptcy Court in substantially the form contemplated by this Agreement and shall not have been reversed, stayed, modified or amended in any manner materially adverse to Sellers.

               (d) Buyer shall have duly delivered such items as are set forth in Section 2.3.

        Section 6.3 Conditions to Obligations of Buyer. The obligation of Buyer to effect the Contemplated Transactions shall be subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of the following conditions:

               (a) The representations and warranties of Sellers contained herein (without giving effect to any Material Adverse Effect, materiality or similar qualifier) shall have been true and correct on and as of the date of this Agreement and as of the Closing as if made as of the Closing (except for changes permitted or contemplated by this Agreement and except that the representations and warranties that are made as of a specific date need be true and correct only as of such date), except to the extent that such inaccuracies in any such representation or warranty have not had, and would not reasonably be expected to have a Material Adverse Effect. Buyer shall have received a certificate from each Seller signed by an officer thereof with respect to the foregoing.

               (b) The covenants and agreements of Sellers to be complied with or performed on or prior to the Closing shall have been duly complied with or performed in all material respects. Buyer shall have received a certificate from each Seller signed by an officer thereof with respect to the foregoing.

               (c) Each of (i) the Bidding Procedures Order and (ii) the Sale Order shall have been entered by the Bankruptcy Court in substantially the form contemplated by this Agreement and shall not have been reversed, stayed, modified or amended in any manner materially adverse to Buyer and shall have become final and non-appealable. Copies of all orders of the Bankruptcy Court pertaining to the Contemplated Transactions, including the Bidding Procedures Order and the Sale Order shall have been received by Buyer.

               (d) Buyer shall have all material Permits required by any Governmental Authority to own and operate the Acquired Business and such Permits shall be valid and enforceable.

               (e) Sellers shall have duly delivered such items as are set forth in Section 2.2.

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

                                   ARTICLE VII

                                   TERMINATION

        Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

               (a) by written agreement of Sellers and Buyer;

               (b) by either Sellers or Buyer, by giving written notice of such termination to the other parties, if the Closing shall not have occurred on or prior to the 100th day after the date hereof (the "Termination Date") (unless the failure to consummate the Closing by such date shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement).

               (c) by either Sellers or Buyer in the event that any Governmental Authority shall have issued a final order, decree or ruling or taken any other final action, or adopted any applicable state, federal or foreign law, in each case permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

               (d) by Sellers, so long as any Seller is not then in breach of its material obligations under this Agreement, upon a material breach of any covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have been or become untrue, in each case such that the conditions set forth in Sections 6.2(a) or 6.2(b) would not be satisfied; provided, however, that if any such breach is curable prior to the Termination Date by Buyer through the use of its commercially reasonable efforts, for so long as Buyer, following written notice with respect to such breach from Sellers, shall be using its commercially reasonable efforts to cure such breach, Sellers may not terminate this Agreement pursuant to this Section 7.1(d);

               (e) by Buyer, so long as Buyer is not then in breach of its material obligations under this Agreement, upon a material breach of any covenant or agreement on the part of Sellers set forth in this Agreement, or if any representation or warranty of Sellers shall have been or become untrue, in each case such that the conditions set forth in Sections 6.3(a) or 6.3(b) would not be satisfied; provided, however, that if any such breach is curable prior to the Termination Date by Sellers through the use of their commercially reasonable efforts, for so long as Sellers, following written notice with respect to such breach from Buyer, shall be using their commercially reasonable efforts to cure such breach, Buyer may not terminate this Agreement pursuant to this Section 7.1(e);

               (f) by Buyer, so long as Buyer is not then in breach of its material obligations under this Agreement, if the Bidding Procedures Order in substantially the form contemplated by this Agreement (unless Buyer shall have agreed to modifications) shall not have been entered by the Bankruptcy Court within 60 days after the filing of the Petitions; provided, however, that if the Bankruptcy Court has not entered the Bidding Procedures Order within such time, and Buyer does not exercise its right to terminate this Agreement pursuant to this Section 7.1(f) within 100 days after the filing of the Petitions by Sellers, then Buyer shall be deemed to have irrevocably waived (i) its right to terminate this Agreement pursuant to this Section 7.1(f) and (ii) the condition set forth in Section 6.3(c)(i) of this Agreement;

               (g) by Sellers, if Sellers accept or are about to accept a Qualified Bid at the Auction other than that of Buyer, provided that such termination shall be of no effect if Sellers do not accept such Qualified Bid immediately after termination hereunder;

               (h) by Buyer, in the event Sellers accept an offer for the purchase of all or substantially all of the Acquired Assets prior to the hearing on the Bidding Procedures Order;

               (i) by Buyer, if Sellers accept a Qualified Bid at the Auction, other than that of Buyer; and

               (j) automatically, but only with respect to the Tokheim Assets, if the conditions set forth in Section 6.1 cannot be satisfied with respect to the Tokheim Assets but can be satisfied with respect to the Gasboy Assets; provided that this Agreement shall only terminate with respect to the Tokheim Assets but shall remain effective with respect to the Gasboy Assets and, subject to terms of this Agreement, Buyer shall purchase the Gasboy Assets (and assume the related Assumed Liabilities) and Sellers and Buyer shall use their reasonable best efforts to consummate such sale and purchase of the Gasboy Assets in accordance with the terms of this Agreement with such changes as are necessary to exclude the Tokheim Assets.

        Section 7.2      Effect of Termination.

               (a) In the event of the termination of this Agreement in accordance with Section 7.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other parties hereto or their respective Affiliates, directors, officers, employees, representatives or shareholders, except for the obligations of the parties hereto contained in this Section 7.2, Sections 1.7, 1.8, 5.5, 5.8(d) (unless termination is pursuant to Section 7.1(h)), 8.3, 8.4, 8.7, 8.10, 8.11, 8.15,
8.18 and the Confidentiality Agreement, and except that nothing herein will relieve any party from liability for any breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination (a "Breach"); it being understood that the acceptance by Sellers of a Bid other than Buyer's and seeking the approval of the Bankruptcy Court of a Bid other than Buyer's in each case in compliance with Section 5.8 shall not constitute a Breach for purposes of this Section 7.2. Notwithstanding anything to the contrary contained in this Agreement, in the event Buyer is entitled to receive the Break-Up Fee and the Expense Reimbursement upon termination of this Agreement, the right of Buyer to receive such amounts shall constitute Buyer's sole remedy for (and such amount shall constitute liquidated damages in respect of) any Breach by any Seller of any of its representations, warranties, covenants or agreements set forth in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event Sellers are entitled to receive the Deposit pursuant to Section 1.7 and 1.8, the right of Sellers to receive such amount shall constitute Sellers' sole remedy for (and such amount shall constitute liquidated damages in respect of) any Breach by Buyer of any of its representations, warranties, covenants or agreements set forth in this Agreement.

               (b) The parties acknowledge and agree that any claim for a Breach must be brought within 30 days after this Agreement is terminated.

                                  ARTICLE VIII

                                  MISCELLANEOUS

        Section 8.1 Attorneys' Fees. In the event that any party hereto brings an action or other proceeding to enforce or interpret the terms and provisions of this Agreement, the prevailing party in that action or proceeding shall be entitled to have and recover from the non-prevailing party all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys' fees) as the prevailing party may suffer or incur in the pursuit or defense of such action or proceeding.

        Section 8.2 Reasonable Access to Records and Certain Personnel. So long as the Bankruptcy Cases are pending and thereafter until Sellers have resolved all outstanding claims brought under the Bankruptcy Cases, (a) Buyer shall permit Sellers' counsel and other professionals employed in the Bankruptcy Cases reasonable access to the financial and other books and records relating to the Acquired Assets or the Business (whether in documentary or data form) for the purpose of the continuing administration of the Bankruptcy Cases (including, without limitation, the pursuit of any avoidance, preference or similar action), which access shall include (i) the right of such professionals to copy, at Sellers' expense, such documents and records as they may request in furtherance of the purposes described above and (ii) Buyer's copying and delivering to Sellers or their professionals such documents or records as they may request, but only to the extent Sellers or their professionals furnish Buyer with reasonably detailed written descriptions of the materials to be so copied and Sellers reimburse Buyer for the reasonable costs and expenses thereof and (b) Buyer shall provide Sellers and such professionals (at no cost to Sellers) with reasonable access to the senior management of Buyer and its Affiliates responsible for the Acquired Assets and the Business during regular business hours to assist Sellers in the continuing administration of the Bankruptcy Cases, provided that such access does not unreasonably interfere with Buyer's business operations. Any such access described in the foregoing sentence shall be afforded by Buyer upon receipt of reasonable advance notice and during regular business hours.

        Section 8.3 Notices. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by any party to the other may be effected by personal delivery in writing, or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed communicated as of the date of mailing. Mailed notices shall be addressed as set forth below, but each party may change his address by written notice in accordance with this paragraph.

               (a) If to any Seller prior to Closing:

                      c/o Tokheim Corporation
                      1600 Wabash Avenue
                      Fort Wayne, Indiana 46803
                      Telecopy: (260) 470-4887
                      Attention: John S. Hamilton, President and Chief Executive Officer

                      with a copy to:

                      Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                      Suite 1900
                      Chicago, Illinois 60606
                      Telecopy: (312) 407-0411
                      Attention: William R. Kunkel

               (b) If to any Seller following Closing, to it at such address(es)
                      as shall be specified in writing delivered to Buyer, in each case with a copy to:

                      Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                      Suite 1900
                      Chicago, Illinois 60606
                      Telecopy: (312) 407-0724
                      Attention: William R. Kunkel

               (c) If to Buyer:

                      First Reserve Corporation
                      411 West Putnam, Suite 109
                      Greenwich, Connecticut 06830
                      Telecopy: (203) 661-6729
                      Attention: Thomas J. Sikorski

                      with a copy to:

                      First Reserve Corporation
                      1801 California Street, Suite 4110
                      Denver, Colorado 80202
                      Telecopy: (303) 382-1275
                      Attention: Thomas R. Denison

                      and to:

                      Gibson, Dunn & Crutcher LLP
                      200 Park Avenue
                      New York, New York 10166-0193
                      Telecopy: (212) 351-4035
                      Attention: Dennis J. Friedman, Barbara L. Becker


        Section 8.4 Entire Agreement. This Agreement and the instruments and documents to be executed pursuant hereto contain the entire agreement among the parties relating to the sale of the Acquired Assets and the assumption of the Assumed Liabilities, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the party to be charged.

        Section 8.5 Modification. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the parties hereto.

        Section 8.6 Closing Date. All actions to be taken on the Closing pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected.

        Section 8.7 Severability. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive except that, if the rights or obligations of the Sellers, on the one hand, or the Buyer, on the other hand, will be materially and adversely affected thereby, the Sellers or the Buyer, respectively, may terminate this Agreement, and it shall be of no further force and effect, unless the parties agree in writing to the contrary.

        Section 8.8 Captions. All captions and headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.

        Section 8.9 Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

        Section 8.10 Payment of Fees and Expenses. Except as provided herein, the Buyer, on the one hand. and Parent on behalf of the Sellers, on the other hand, shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the Contemplated Transactions.

        Section 8.11 Survival. Except for the covenants and agreements to be performed after the Closing Date, none of the respective representations, warranties, covenants and agreements of Sellers and Buyer herein, or in any certificates or other documents delivered prior to or at the Closing, shall survive the Closing. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding the termination of this Agreement pursuant to
Article VII, Buyer's offer to purchase the Acquired Business shall remain irrevocable until the earlier of (a) fifteen (15) days after the Auction and (b) the closing of a purchase of all or substantially all of the Acquired Assets.

        Section 8.12 Assignments. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Buyer may assign this Agreement, in whole or in part, to Dresser, Inc. or a controlled Affiliate of either Dresser, Inc. or Buyer.

        Section 8.13 Binding Effect; No Third Party Beneficiary. This Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto. This Agreement is not intended to confer third-party beneficiary rights upon any other Person (including any non-Seller parties to the Assumed Contracts), and no third party shall be deemed to be a beneficiary hereof.

        Section 8.14 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of the State of New York.

        Section 8.15 Construction. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either party hereto.

        Section 8.16 Counterparts. This Agreement may be signed in counterparts. The parties further agree that this Agreement may be executed by the exchange of facsimile signature pages.

        Section 8.17 Time is of the Essence. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.

        Section 8.18 Bankruptcy Court Jurisdiction. BUYER AND SELLERS AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (A) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO AND/OR (B) THE ACQUIRED ASSETS AND THE ASSUMED LIABILITIES, AND BUYER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.

                                   ARTICLE IX

                                   DEFINITIONS

        "Acquired Assets" shall have the meaning set forth in Section 1.1.

        "Acquired Business" means, collectively, the Acquired Assets and the Assumed Liabilities.

        "Adjusted Current Assets Statement" shall have the meaning set forth in
Section 2.7(d).

        "Affiliate" shall mean with respect to any Person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with that Person.

        "Agent" shall have the meaning set forth in Section 5.8(a).

        "Agreement" shall have the meaning set forth in the Preamble.

        "Alternative Transaction" shall have the meaning set for in Section
5.14.

        "Applicable Law" means any domestic or foreign federal, state or local statute, law (including common law), code, ordinance, rule, administrative interpretation, regulation, requirement, judgment, decree or order applicable to the parties hereto.

        "Assumed Contracts" shall have the meaning set forth in Section 1.1(e).

        "Assumed Liabilities" shall have the meaning set forth in Section 1.3.

        "Assumption Agreement" shall have the meaning set forth in Section
1.5(d).

        "Auction" shall have the meaning set forth in Section 5.8(c)(i).

        "Auction Transaction" shall have the meaning set forth in Section 5.8(d)(i).

        "Bankruptcy Cases" shall have the meaning set forth in the Recitals.

        "Bankruptcy Code" shall have the meaning set forth in the Recitals.

        "Bankruptcy Court" shall have the meaning set forth in the Recitals.

        "Baseline Gasboy Current Assets" shall have the meaning set forth in
Section 2.6(b).

        "Baseline Tokheim Current Assets" shall have the meaning set forth in
Section 2.6(c).

        "Benefit Plan" shall have the meaning set forth in Section 3.13(a).

        "Bid" shall have the meaning set forth in Section 5.8(a).

        "Bid Deadline" shall have the meaning set forth in Section 5.8(a).

        "Bidding Procedures" shall have the meaning set forth in Section 5.8.

        "Bidding Procedures Order" shall have the meaning set forth in Section 5.7(a).

        "Bill of Sale" shall have the meaning set forth in Section 1.5(a).

        "Breach" shall have the meaning set for in Section 7.2(a).

        "Break-Up Fee" shall have the meaning set forth in Section 5.8(d).

        "Business" shall have the meaning set forth in the Recitals.

        "Business Day" shall have the meaning set forth in Section 2.1.

        "Business Employees" shall have the meaning set forth in Section 5.13.

        "Buyer" shall have the meaning set forth in the Preamble.

        "Buyer Default Termination" shall have the meaning set forth in
Section 1.7.

        "Buyer Material Adverse Effect" means any fact, condition, change or event that would, individually or in the aggregate, materially and adversely affect the results of operations, assets or condition (financial or otherwise) of Buyer or the ability of Buyer to consummate the Contemplated Transactions.

        "Cash Consideration" shall have the meaning set forth in Section 1.6.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.

        "Closing" shall have the meaning set forth in Section 2.1.

        "Closing Balance Sheet" shall have the meaning set forth in Section
2.7(a)

        "Closing Date" shall have the meaning set forth in Section 2.1.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Confidentiality Agreement" means the letter agreement between Parent and Buyer regarding confidential treatment of certain information concerning Parent and its subsidiaries.

        "Consideration" shall have the meaning set forth in Section 1.6.

        "Contemplated Transactions" shall have the meaning set forth in the Recitals.

        "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether oral or written.

        "Cure Cap" shall have the meaning set forth in Section 5.11.

        "Cure Costs" shall have the meaning set forth in Section 5.11.

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

        "Current Assets" shall have the meaning set forth in Section 2.7(g).

        "Current Assets Statement" shall have the meaning set forth in
Section 2.7(a).

        "Deeds" shall have the meaning set forth in Section 1.5(b).

        "Definitive Sale Documentation" shall have the meaning set forth in
Section 5.8(a)

        "Deposit" shall have the meaning set forth in Section 1.7.

        "Encumbrance" means any lien (statutory or other), claim (including as defined in the Bankruptcy Code), charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, license, conditional sale or other title retention agreement, right of first refusal, option to purchase, preference, priority or other security agreement or preferential arrangement of any kind or nature, and any easement, charges, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

        "Environment" means soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air, and any environmental medium.

        "Environmental Laws" means any Applicable Laws relating to pollution, natural resources, protection of the environment or public health and safety or exposure of persons to Hazardous Substances, including, without limitation, those relating to the use, treatment, storage, release, disposal or transportation of Hazardous Substances or the handling and disposal of medical and biological waste.

        "Equity Securities" means (a) the shares of capital stock of a corporation, (b) the general or limited partnership interests in any partnership, (c) the membership or other ownership interest in any limited liability company, (d) the equity securities of or other ownership interests or rights in any other legal entity or (e) any option, warrant or other right to convert into or otherwise receive any of the foregoing; in any such case, whether owned or held beneficially or legally.

        "ERISA" shall have the meaning set forth in Section 1.4(e).

        "Escrow" shall have the meaning set forth in Section 1.7.

        "Escrow Agreement" shall have the meaning set forth in Section 1.7.

        "Escrow Holder" shall have the meaning set forth in Section 1.7.

        "Excluded Assets" shall have the meaning set forth in Section 1.2.

        "Excluded Liabilities" shall have the meaning set forth in Section 1.4.

        "Excluded Subsidiaries" shall have the meaning set forth in the Recitals.

        "Execution Date" shall have the meaning set forth in Section 1.7.

        "Executory Contracts" shall have the meaning set forth in
Section 1.1(e).

        "Expense Reimbursement" shall have the meaning set forth in
Section 5.8(d).

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

        "Facility" means any real property or leasehold or other interests in real property currently owned, occupied or operated by any Seller and any buildings, plants or structures currently owned, occupied or operated by any Seller, in each case only to the extent included within the Acquired Assets.

        "GAAP" means generally accepted accounting principles in the United States.

        "Gasboy" shall have the meaning set forth in the Preamble.

        "Gasboy Assets" shall have the meaning set forth in Section 1.1.

        "Gasboy Current Assets" shall have the meaning set forth in
Section 2.6(a).

        "Gasboy/MSI Intangible Property" shall have the meaning set forth in
Section 1.1(m).

        "Gasboy/MSI Intangible Property Instruments" shall have the meaning set forth in Section 1.5(e).

        "Governmental Authority" means any domestic or foreign national, regional, state, provincial or local government, governmental, administrative or regulatory agency or commission or any court (including the Bankruptcy Court), tribunal or arbitrator (public or private).

        "Governmental Requirements" shall have the meaning set forth in
Section 3.4.

        "Hazardous Substances" means (a) any hazardous or toxic waste, substance or material defined in any Environmental Law, (b) asbestos-containing material,
(c) medical and biological waste, (d) polychlorinated biphenyls, (e) petroleum products, including gasoline, fuel oil, crude oil and constituents of such petroleum products and (f) any other chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any Environmental Laws.

        "HSR Act" shall have the meaning set forth in Section 3.4.

        "Intangible Property" means all intangible personal property owned or held (including intangible personal property which is currently under development) by any Seller and related to or used in connection with the Business, but in all cases only to the extent of the Sellers' interests therein, including (a) the registered and common law trademarks and trade names, service marks and service names, and registrations and applications for registration thereof, and foreign counterparts thereof, Internet domain names and associated content, logos, designs, slogans, trade dress and general intangibles of like nature, together with the goodwill associated therewith, (b) the patents, patent applications and foreign counterparts thereof, (c) the copyrights, copyright applications and copyright registrations and foreign counterparts thereof, and
(d) the inventions, customer lists, discoveries, trade secrets, improvements, formulae, practices, processes, methods, technology, know-how and similar proprietary rights and related licenses and other agreements. As used in this Agreement, Intangible Property shall in all events exclude Sellers' corporate books and records relating to their respective organization and existence.

        "Intangible Property License Agreements" shall have the meaning set forth in Section 1.5(c).

        "Inventory" shall have the meaning set forth in Section 1.1(b).

        "IP License-In Agreements" shall have the meaning set forth in
Section 3.9(a).

        "IP License-Out Agreements" shall have the meaning set forth in
Section 3.9(a).

        "Knowledge" means the actual knowledge of (i) John S. Hamilton, James B. Boles, Jacques St. Denis, Dennis Maude, Neil H. Thomas, (ii) the head corporate or divisional officers and most senior financial officers of MSI, Gasboy and the service business, if any, and (iii) any replacements of any of the individuals listed in (i) and (ii) up to and including the Closing Date.

        "Liabilities" shall have the meaning set forth in Section 1.3(a).

        "Licensed-In Intangible Property" shall have the meaning set forth in
Section 3.9(b).

        "Material Adverse Effect" means any fact, condition, change or event that would, individually or in the aggregate, materially and adversely affect the results of operations, assets or condition (financial or otherwise) of the Business (excluding the Excluded Assets and the Excluded Liabilities) or the Acquired Assets, taken as a whole, except for (a) facts, conditions, changes or events that customarily occur as a result of events leading up to and following the filing of a case under the Bankruptcy Code, (b) changes in general economic conditions or changes affecting the industry in which the Business operates generally, or (c) any act of war or terrorism unless it disproportionately affects the Acquired Business.

        "Material Customers" shall have the meaning set forth in Section 3.19.

        "Material Suppliers" shall have the meaning set forth in Section 3.19.

        "Monthly Financial Reports" shall have the meaning set for in
Section 5.15.

        "MSI" shall have the meaning set forth in the Recitals.

        "Neutral Auditor" shall have the meaning set forth in Section 2.7(d).

        "Other Contracts" shall have the meaning set forth in Section 1.1(e).

        "Other Leases" shall have the meaning set forth in Section 1.1(e).

        "Parent" shall have the meaning set forth in the Preamble.

        "Permitted Encumbrances" means with respect to or upon any Acquired Assets, any (a) easement, encroachment or similar reservation which does not impair the current use, occupancy, or value, or the marketability of title, of such Acquired Asset and which would not individually (or in the aggregate with others) have a material adverse effect on the Business or the use or enjoyment of such Acquired Asset, (b) liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of the Business, (c) liens imposed by law, such as carriers', warehouseman's, mechanics', materialmen's, landlords', laborers' suppliers' and vendors' liens, incurred in good faith in the ordinary course of the Business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings and
(d) extensions, renewals and replacements of liens referred to in (a) through
(c) of this sentence; provided that any such extension, renewal or replacement lien shall be limited to the property or assets covered by the lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement lien shall be in an amount not greater than the amount of the obligations secured by the original lien extended, renewed or replaced, none of which, individually or in the aggregate, have a material adverse effect upon the value of the property subject thereto or the use to which such property is presently put.

        "Permits" means all permits, licenses, franchises, certificates of occupancy, variances, exemptions, orders and other authorizations, consents, waivers, registrations and approvals, issued or issuable by any Governmental Authority that relate to the Acquired Assets and are necessary or customary to carry on the Business as presently operated; provided, however, that the term "Permits" shall not include any permits, licenses, franchises, certificates of occupancy, variances, exemptions, orders and other governmental authorizations, consents, waivers, registrations and approvals under any foreign or domestic anti-trust or competition laws.

        "Person" means any natural person, firm, partnership, joint venture, limited liability company, association, corporation, trust, business trust, unincorporated organization, Governmental Authority or other entity.

        "Personal Property" shall have the meaning set forth in Section 1.1(a).

        "Petition Date" shall have the meaning set forth in the Recitals.

        "Petitions" shall have the meaning set forth in the Recitals.

        "Post Closing Adjustment" shall have the meaning set forth in
Section 2.7(g).

        "Pre-Closing Balance Sheet" shall have the meaning set forth in
Section 2.6(a).

        "Pre-Closing Current Assets Statement" shall have the meaning set forth in Section 2.6(a).

        "Pre-Closing Gasboy Current Assets" shall have the meaning set forth in
Section 2.6(b).

        "Pre-Closing Tokheim Current Assets" shall have the meaning set forth in
Section 2.6(c).

        "Pre-Closing Tax Period" shall have the meaning set forth in
Section 1.2(j).

        "Qualified Bid" shall have the meaning set forth in Section 5.8(b).

        "Qualified Bidder" shall have the meaning set forth in Section 5.8(a)

        "Real Property" shall have the meaning set forth in Section 1.1(c).

        "Real Property Leases" shall have the meaning set forth in
Section 1.1(e).

        "Receivables" shall have the meaning set forth in Section 1.1(g).

        "Release" shall have the meaning assigned to that term under CERCLA.

        "Resolution Period" shall have the meaning set forth in Section 2.7(c).

        "RPS" shall have the meaning set forth in the Preamble.

        "Sale" shall have the meaning set forth in Section 5.8.

        "Sale Hearing" shall have the meaning set forth in Section 5.8.

        "Sale Order" shall have the meaning set forth in Section 3.3(a).

        "Sellers" shall have the meaning set forth in the Preamble.

        "Services" shall have the meaning set forth in the Preamble.

        "Sunbelt" shall have the meaning set forth in the Preamble.

        "Taxes" means all federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any value added tax, interest, additions to tax, or penalties applicable thereto.

        "Tax Returns" means all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amended Tax Returns relating to Taxes.

        "Termination Date" shall have the meaning set for in Section 7.1(b).

        "TIC" shall have the meaning set forth in the Preamble.

        "Tokheim Assets" shall have the meaning set forth in Section 1.1.

        "Tokheim Current Assets" shall have the meaning set forth in
Section 2.6(a).

        "Transferred Employees" shall have the meaning set forth in
Section 5.13.

        "Transition Supply Agreement" shall have the meaning set forth in
Section 2.2(g).

        "Unaudited Financials" shall have the meaning set forth in Section 3.7.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        TOKHEIM CORPORATION

                                        By: /s/ John S. Hamilton
                                           -------------------------------------
                                        Name: John S. Hamilton
                                        Title: President & CEO


                                        SUNBELT HOSE & PETROLEUM EQUIPMENT, INC.

                                        By: /s/ John S. Hamilton
                                           -------------------------------------
                                        Name: John S. Hamilton
                                        Title: President


                                        TOKHEIM RPS, LLC

                                        By: /s/ John S. Hamilton
                                           -------------------------------------
                                        Name: John S. Hamilton
                                        Title: Manager


                                        TOKHEIM INVESTMENT CORP.

                                        By: /s/ John S. Hamilton
                                           -------------------------------------
                                        Name: John S. Hamilton
                                        Title: President


                                        GASBOY INTERNATIONAL, INC.

                                        By: /s/ Scott L. Bennett
                                           -------------------------------------
                                        Name: Scott L. Bennett
                                        Title: Secretary & Treasurer


                                        TOKHEIM SERVICES, LLC

                                        By: /s/ John S. Hamilton
                                           -------------------------------------
                                        Name: John S. Hamilton
                                        Title: Manager


                                        TOKHEIM AND GASBOY OF CANADA LTD.

                                        By: /s/ Peter Parmentier
                                           -------------------------------------
                                        Name: Peter Parmentier
                                        Title: Vice President

                                        FIRST RESERVE FUND IX, L.P.

                                              By:   First Reserve GPIX, L.P.,
                                                    its General Partner

                                              By:   First Reserve GPIX, Inc.,
                                                    its General Partner

                                        By: /s/ Thomas R. Denison
                                           -------------------------------------
                                        Name: Thomas R. Denison
                                        Title: Managing Director